UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Synagro Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Synagro Technologies, Inc.

1800 Bering Drive, Suite 1000

Houston, Texas 77057

YOUR VOTE IS IMPORTANT

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Synagro Technologies, Inc. (the “Company”) to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 10:30 am, local time, on March 29, 2007. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated January 28, 2007, among the Company, Synatech Holdings, Inc. (“Parent”) and Synatech, Inc., a wholly-owned subsidiary of Parent, and the merger of Synatech, Inc. with and into the Company. If we complete the merger, you will be entitled to receive $5.76 in cash, without interest, for each share of Company common stock that you own.

After careful consideration, our Board of Directors (the “Board of Directors” or “Board”) has determined that the merger and the terms and conditions of the Agreement and Plan of Merger are advisable, fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors unanimously has approved and adopted the Agreement and Plan of Merger and approved the merger and recommends that you vote “FOR” approval and adoption of the Agreement and Plan of Merger and approval of the merger.

Your vote is important. We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock approve and adopt the Agreement and Plan of Merger and approve the merger. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card, by calling 800-652-VOTE (8683), or by visiting www.investorvote.com to ensure that your shares will be represented at the special meeting.

In the material accompanying this letter, you will find a Notice of Special Meeting, a proxy statement that provides you with more detailed information regarding the proposed merger and a proxy card. We encourage you to read the entire document, including the exhibits, carefully.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in and consideration of this matter. We look forward to seeing you at the special meeting and urge you to vote “FOR” the approval and adoption of the Agreement and Plan of Merger and approval of the merger.

Sincerely,

Alvin L. Thomas II Secretary

Houston, Texas March 1, 2007

SYNAGRO TECHNOLOGIES, INC.

1800 Bering Drive, Suite 1000

Houston, Texas 77057

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held March 29, 2007

To the Stockholders of Synagro Technologies, Inc.:

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Synagro Technologies, Inc. (the “Company”) will be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 10:30 am, local time, on March 29, 2007, for the following purposes:

1. To vote on a proposal to approve and adopt an Agreement and Plan of Merger dated January 28, 2007, among the Company, Synatech Holdings, Inc. (“Parent”) and Synatech, Inc. (“Merger Sub”) (the “Merger Agreement”), and to approve the merger contemplated by the Merger Agreement in which Merger Sub will be merged with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent (the “merger”). In the merger, each outstanding share of Company common stock will be converted into the right to receive $5.76 in cash, without interest.

2. To act upon any other matter as may properly come before the Special Meeting or any adjournment or postponement thereof.

3. To vote upon any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the Merger Agreement and the merger in the event there are not sufficient votes for approval at the Special Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Special Meeting of Stockholders which you are urged to read carefully. Stockholders of record at the close of business on February 23, 2007, will be entitled to notice of and to vote at the Special Meeting, or any adjournment or postponement thereof. Stockholders of the Company are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 33 of the proxy statement.

The Board of Directors unanimously recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the merger.

You are cordially invited to attend the Special Meeting in person. Even if you plan to attend the Special Meeting, you are requested to mark, sign, date, and mail promptly the enclosed proxy for which a return envelope is provided, or submit your proxy by telephone at 1-800-652-VOTE (8683) or on the Internet at www.investorvote.com. Please note that if you abstain, fail to vote or fail to instruct your nominee how to vote any shares held in your name, this will have the same effect as a vote against the approval and adoption of the Merger Agreement and approval of the merger.

You should not send any certificates representing the common stock with your proxy card. If the proposed merger is consummated, you will be sent instructions regarding the surrender of your certificates.

By Order of the Board of Directors,

Alvin L. Thomas II

Secretary

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE, BY TELEPHONE AT 1-800-652-VOTE (8683) OR ON THE INTERNET AT WWW.INVESTORVOTE.COM.

i

ii

EXHIBITS:

EXHIBIT A -	Agreement and Plan of Merger

EXHIBIT B -	Guarantee

EXHIBIT C -	Opinion of Lehman Brothers

EXHIBIT D -	Section 262 of the Delaware General Corporation Law relating to appraisal rights

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of its terms, you should carefully read this entire proxy statement and the documents we refer to in this document, including all of the exhibits attached hereto. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized. We encourage you to read the Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” attached as Exhibit A hereto as it is the legal document that governs the merger. You may obtain additional information by following the instructions in the section entitled “Where You Can Find More Information” (see page 55).

The Parties to the Merger

Synagro Technologies, Inc.

Synagro Technologies, Inc., which we refer to as the “Company,” believes that it is the largest recycler of biosolids and other organic residuals in the United States and that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves more than 600 municipal and industrial water and wastewater treatment accounts with operations in 33 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, non-hazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services. Additional information about the Company is available at www.synagro.com.

Synatech Holdings, Inc.

Synatech Holdings, Inc., which we refer to as “Parent,” is a Delaware corporation that was incorporated on January 26, 2007. Upon the completion of the merger, the Company will be a wholly-owned subsidiary of Parent.

Parent has not conducted any activities other than those incident to its incorporation and the matters contemplated by the Merger Agreement. Parent currently has no material assets or liabilities, other than its rights and obligations under the Merger Agreement and the related documents, and has not generated any revenues or incurred material expenses. Parent has no employees or operations. Parent’s only other asset is 100 shares of Merger Sub, par value $0.01 per share.

Parent is the sole stockholder of Merger Sub, and Parent is currently wholly-owned by CIP Grey Partnership, L.P. At the effective time of the merger, Parent will be owned by Carlyle Grey Partners, L.P., CIP Direct Partnership, L.P., CIP Grey Partnership, L.P. and CIP Coinvestment, L.P., which we collectively refer to as the “Carlyle Owners.” The Carlyle Owners are managed by and act through their general partner, Carlyle Infrastructure General Partner, L.P., which we refer to as the “General Partner.” The General Partner’s sole general partner is TC Group Infrastructure, L.L.C., the sole member of which is TC Group, L.L.C. The managing member of TC Group, L.L.C. is TCG Holdings, L.L.C. Each of the Carlyle Owners and the General Partner is a Delaware limited partnership, and each of TC Group Infrastructure, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. is a Delaware limited liability company. The Carlyle Owners are a part of The Carlyle Group, which we refer to as “Carlyle,” one of the world’s largest private equity firms.

The business address for each of the Carlyle Owners, the General Partner, TC Group Infrastructure, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW Washington, DC 20004-2505.

Synatech, Inc.

Synatech, Inc., which we refer to as “Merger Sub,” is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into and completing the Merger Agreement with the Company and has not conducted any business operations. Merger Sub currently has no material assets or liabilities, other than its rights and obligations under the Merger Agreement and the related documents, and has not generated any revenues or incurred material expenses. Merger Sub has no employees or operations. Merger Sub’s only other asset is cash in an amount equal to $1.00, which was contributed to Merger Sub by its sole stockholder, Parent, which owns 100 shares of Merger Sub.

The Merger (See page 19)

Pursuant to the Merger Agreement, if the merger is approved by the stockholders of the Company and the closing occurs, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent.

What You Will Receive at the Effective Time of the Merger (See page 19)

If the merger is consummated, you will be entitled to receive $5.76 in cash, without interest, for each of your shares of common stock of the Company, and any declared but unpaid dividends, including a “stub period” dividend for the period between the immediately prior dividend payment date and the date on which the merger is completed.

Treatment of Stock Options (See page 36)

Immediately prior to the merger, each outstanding option to purchase Company common stock that was granted under any employee or director stock option or compensatory plan (including the Company’s 2005 Restricted Stock Plan) or other arrangement with the Company, whether or not exercisable at the time of completion of the merger, immediately will become vested and exercisable in full. Each holder of an option to purchase shares of common stock of the Company that is outstanding and unexercised as of the effective time of the merger, and has an exercise price per share of common stock of the Company that is less than $5.76, will receive an amount in cash equal to (i) the difference between $5.76 and the applicable exercise price of such option, multiplied by (ii) the aggregate number of shares of common stock of the Company issuable upon exercise of such option.

Market Price of Company Common Stock (See page 15)

The common stock of the Company is listed on The NASDAQ Global Market under the symbol “SYGR”. On January 26, 2007, the last full trading day prior to the public announcement of the proposed merger, the common stock of the Company closed at $4.48 per share. On February 28, 2007, the last full trading day prior to the date of this proxy statement, the common stock of the Company closed at $5.71 per share.

The Reasons for the Merger (See page 22)

The Board of Directors of the Company approved the merger based on a number of factors, including, but not limited to, the following:

•

the cash consideration to be received by the Company’s stockholders, including the substantial premium provided for in the Merger Agreement relative to the recent trading prices of the Company’s common stock;

•	the business and financial prospects of the Company as an independent company, and the risks and benefits inherent in remaining independent;

•	information with respect to the financial condition, results of operations and business of the Company, on both a historical and prospective basis;

•

the possible alternatives to the merger that might be available to the Company and the stockholders, including the alternative of the Company remaining independent and continuing to execute its strategic plan;

•	the challenges associated with remaining a public company, including the significant burden and costs associated with the regulatory and reporting requirements applicable to public companies; and

•

the terms of the Merger Agreement, including the conditions to the merger, the parties’ representations, warranties and covenants, and the ability of the Board of Directors to consider a superior proposal if required to fulfill its fiduciary duties.

For a more complete discussion of the factors considered by the Board of Directors, see “Description of the Merger and the Merger Agreement” beginning on page 19.

Fairness Opinion of the Company’s Financial Advisor (See page 24)

In connection with the merger, the Board of Directors received a written opinion from Lehman Brothers, Inc., which we refer to as “Lehman Brothers,” as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Parent and its affiliates) of the merger consideration to be received by the holders of the Company’s common stock (other than Parent and its affiliates) in the merger. The full text of Lehman Brothers’ written opinion, dated January 28, 2007, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Lehman Brothers in rendering its opinion, is attached as Exhibit C to this proxy statement. Lehman Brothers’ opinion does not constitute a recommendation as to how you should vote with respect to the merger. You should read the opinion carefully in its entirety.

The Board’s Recommendation to Stockholders Regarding the Merger (See page 24)

Our Board of Directors:

•	determined that the Merger Agreement and the transactions contemplated by it are advisable and fair to, and are in the Company’s and your best interest and declared the merger advisable;

•	approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger; and

•	recommended that you vote “FOR” the adoption and approval of the Merger Agreement and approval of the merger.

Financing the Merger (See page 30)

Although not a condition to the closing of the merger, Parent anticipates financing a portion of the merger consideration with debt and equity.

•

Parent has received a debt commitment letter, dated as of January 28, 2007, from Bank of America, N.A., Citigroup Global Markets Inc., on behalf of itself and certain of its affiliates, and Lehman Brothers Commercial Paper Inc. and Lehman Brothers, pursuant to which the lenders have committed to provide up to $540 million in debt financing through term loans and a revolving credit facility for the purpose of financing a portion of the merger consideration, refinancing certain existing indebtedness of the Company and its subsidiaries, paying fees, commissions and expenses in connection with the merger and related transactions (including the debt financing and refinancing) and providing the borrower and its subsidiaries with additional working capital.

•

It is expected that approximately $277 million of the merger consideration will be provided through the issuance by Parent of common equity to the Carlyle Owners and certain members of the Company’s management.

•	The debt financing, when combined with the equity contributions, is expected to be sufficient to fund the amount required to complete the merger and pay related fees and expenses.

Interests of Certain Persons in the Merger (See page 31)

When considering the recommendation by the Board of Directors in favor of the merger, you should be aware that members of the Board of Directors and the executive officers of the Company have interests in the merger that are different from, or in addition to, your interests, including, among others:

•	existing indemnification arrangements and insurance for the Company’s current and former directors and officers will be continued if the merger is completed;

•

certain of the Company’s executive officers will receive a cash payment pursuant to the change of control provisions of their employment contracts, equal to $3.26 multiplied by the number of stock options (vested and unvested) held by the executive officer. Additionally, the employment agreements provide gross up payments to the executive officers if they are subject to the excise tax that applies under Section 280G of the Internal Revenue Service Code of 1986, as amended, which we refer to as the “Code”;

•

certain of the Company’s directors and executive officers hold options to purchase common stock and restricted stock which will be treated the same as all options and restricted stock held by other persons; and

•

the executive officers have had several discussions with The Carlyle Group concerning investing a significant portion of their proceeds in the equity of Parent and continuing as officers of the Company after the closing of the merger; however, no final determinations have been made by Carlyle and the executive officers of their level of investment in Parent and no employment agreements have been negotiated with any of the executive officers.

Special Meeting of the Company’s Stockholders (See page 17)

The Special Meeting will be held on March 29, 2007, at 1800 Bering Drive, Suite 1000, Houston, Texas 77057 at 10:30 am local time. At the Special Meeting, you will be asked:

•	to approve and adopt the Merger Agreement and approve the merger of Merger Sub with and into the Company;

•	to act on any other matters that may properly be put to a vote at the Special Meeting, or any adjournments or postponements thereof; and

•

to vote on any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the Merger Agreement and the merger in the event there are not sufficient votes for approval of the Merger Agreement and the merger at the Special Meeting.

In order for the Special Meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of the common stock of the Company that are entitled to vote are represented at the Special Meeting either in person or by proxy.

Voting Rights at the Special Meeting (See page 17)

You are entitled to vote at the Special Meeting if you owned shares of the common stock of the Company as of the close of business on February 23, 2007, the record date fixed by the Board of Directors of the Company. On the record date, February 23, 2007, 78,339,999 shares of the common stock of the Company were outstanding and held of record by the Company’s stockholders. You will be entitled to one vote for each share of the common stock of the Company that you owned on the record date. You may vote by attending the Special Meeting and voting your shares, by completing the enclosed proxy card and mailing it to the Company in the enclosed envelope, by calling 1-800-652-VOTE (8683), or by visiting the website www.investorvote.com. If you owned shares of the common stock of the Company on the record date, you are entitled to appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page 33.

The Company is seeking your proxy to use at the Special Meeting. The Company has prepared this proxy statement to assist you in deciding how to vote and whether or not to grant your proxy to the Company.

Regardless of whether or not you currently plan to attend the Special Meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to the Company as soon as possible so that your shares will be represented at the Special Meeting. If you sign, date and mail in your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to approve and adopt the Merger Agreement and approve the merger. Alternatively, you may vote by telephone at 1-800-652-VOTE (8683) or on the Internet at www.investorvote.com. If you fail to return your proxy card, to vote by telephone or Internet, or to attend and vote at the Special Meeting, the effect will be a vote against the proposal to approve and adopt the Merger Agreement and approve the merger, and your shares will not be counted on any other proposals that may properly come before the Special Meeting.

A stockholder of the Company who has given a proxy solicited by the Board of Directors may revoke it at any time prior to its exercise at the Special Meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, (3) telephone or on the Internet if the stockholder originally submitted the proxy in that manner, or (4) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, TX 77057, Attention: Corporate Secretary (Board Matters).

Stockholder Vote Required (See page 17)

A quorum must be present at the Special Meeting to approve any of the proposals presented. Approval of the merger requires the affirmative vote of a majority of the shares of the common stock of the Company entitled to vote at the Special Meeting.

You are entitled to one vote for each share of the common stock of the Company you owned at the close of business on February 23, 2007, the record date fixed by the Board of Directors of the Company.

Effective Time of the Merger (See page 32)

The merger and the other transactions contemplated by the Merger Agreement will become final as soon as practicable. If all conditions to the completion of the merger are satisfied, the Company currently anticipates that the merger will be completed within several days of the Special Meeting. The board of directors of Parent or the Company can terminate the agreement if the merger is not consummated by August 31, 2007, unless it is not consummated because of the breach of the Merger Agreement by the party seeking termination. Although the Company expects the merger to be completed as planned, the Company cannot assure you that all conditions to consummation of the merger can or will be satisfied.

Risks Associated with the Merger (Page 23)

There are a variety of risks and other potentially negative factors concerning the Merger Agreement and the merger, including the following:

•	the risk that the merger may not be completed in a timely manner or at all;

•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that our stockholders will not participate in any of our post-merger earnings or growth and will not benefit from any post-merger appreciation in our value;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that Carlyle would be required to raise a substantial portion of the merger consideration in the bank capital markets and the risks related to those markets;

•	the interests of our executive officers and directors in the merger; and

•

the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving us, and the requirement that we pay Parent a $13,900,000 termination fee and expenses and fees up to $1,500,000 in order for our board of directors to accept a superior proposal.

Exchange of Stock Certificates for the Merger Consideration (See page 47)

As promptly as practicable after the effective time of the merger, Parent’s paying agent will mail to you a letter of transmittal and instructions on how to surrender your stock certificates in exchange for the merger consideration. You must wait until you receive such instructions to exchange your certificates for the merger consideration. You will need to review carefully and complete such materials and return them as instructed along with your stock certificates representing shares of the common stock of the Company. Please do not send any stock certificates until you receive these instructions.

Do not send in your stock certificates until you receive a letter of transmittal and instructions for surrendering your stock certificates.

Limitations on Considering Other Acquisition Proposals (See page 40)

The Company has agreed that neither it nor any of its subsidiaries will, nor will it authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents or other representatives to, directly or indirectly:

•

solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any acquisition proposal; or

•	participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal.

Under the Merger Agreement, neither the Company nor its Board of Directors is prevented from:

•	furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written acquisition proposal by such person, if:

•

prior to taking such action the Board of Directors determines in good faith (after consultation with its advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal, and

•

prior to entering into discussions or furnishing any information to the potential acquirer, the Company receives from such party an executed confidentiality agreement with terms no less favorable than the confidentiality agreement entered into between Carlyle Investment Management, L.L.C., an affiliate of Parent, and the Company; or

•	complying with Rule 14e-2 promulgated under the Securities and Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” with regard to an acquisition proposal.

The Company must notify Parent within 48 hours of the receipt by the Company or any of its subsidiaries, or any of its or their respective representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. The Company must keep Parent reasonably informed of the status of any such discussions or negotiations.

If prior to obtaining the approval of the Merger Agreement by the Company stockholders at the Special Meeting, the Board of Directors of the Company receives an acquisition proposal that the Board of Directors determines in good faith (after consultation with its advisors) is a superior proposal, then the Board of Directors may approve and recommend the superior proposal and, in connection with the superior proposal, withdraw or modify its recommendation to approve the Merger Agreement (after consultation with its outside legal counsel).

Conditions of Merger Agreement (See page 43)

The merger will be consummated only if certain conditions, including, but not limited to the following, are met or waived, if waivable:

•	approval of the Merger Agreement and the merger by the stockholders of the Company;

•	no governmental entity having enacted, issued, promulgated, enforced, entered or issued any law; regulation or injunction preventing the merger;

•	the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”;

•

the Company’s representations and warranties set forth in the Merger Agreement must be true and correct as of the date that the merger is completed (except to the extent any such representations or warranties are made as of a specified date), except where the failure to be true and correct would not have a material adverse effect;

•

Parent’s and Merger Sub’s representations and warranties that are qualified by materiality must be true and correct in all respects, and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date that the merger is completed;

•

the Company, Parent, and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement on or prior to the consummation of the merger; and

•	there must not have been, since the date of the Merger Agreement, an event or change that has occurred and is continuing which has a material adverse effect on the Company.

In addition to these conditions, the Merger Agreement, attached to this proxy statement as Exhibit A, describes other conditions that must be met before the merger may be consummated.

Termination of the Merger Agreement (See page 45)

The Merger Agreement may be terminated as follows:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company if:

•

the merger has not been consummated on or before August 31, 2007 (except that termination is not available to a party to the extent such party’s failure to fulfill any obligation under the Merger Agreement is the cause of, or resulted in, the failure of the merger to consummate by such date);

•	restraint prohibiting the completion of the merger is in effect and has become final and non-appealable; or

•	the stockholders of the Company fail to adopt the Merger Agreement at the special meeting;

•	by the Company if:

•	Parent or Merger Sub materially breaches any of its representations, warranties, or covenants in the Merger Agreement; or

•	prior to stockholder approval, in connection with the receipt by the Board of Directors of a superior proposal, subject to certain limitations; or

•	by Parent if:

•	the Company materially breaches any of its representations, warranties, or covenants in the Merger Agreement;

•	the Board of Directors withdraws or modifies its recommendation to approve the Merger Agreement in connection with a superior proposal; or

•	the Board of Directors accepts, recommends or approves, or makes a determination to accept, recommend or approve, an alternative acquisition proposal.

Expenses and Termination Fees (See page 46)

The Merger Agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses.

The Company will be obligated to pay Parent certain fees and expenses under the following events:

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000, if Parent terminates the Merger Agreement because of a breach by the Company of its representations, warranties or covenants.

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000 if Parent terminates the Merger Agreement as a result of a change in Board recommendation or the approval of an alternative acquisition proposal by the Company’s Board of Directors, or the Company terminates the Merger Agreement to pursue a superior proposal. In addition, the Company will pay Parent a break-up fee of $13,900,000 if the Company closes an alternative acquisition proposal within 12 months of the termination of the Merger Agreement.

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000 if Parent or the Company terminates the Merger Agreement as a result of the failure by the Company stockholders to approve the merger, and at or prior to the date of the Special Meeting, an alternative acquisition proposal has been announced. In addition, the Company must pay Parent a break-up fee of $13,900,000 if the Company completes an alternative acquisition proposal within 12 months of the termination of the Merger Agreement.

Parent will be obligated to reimburse the Company for its termination expenses of up to $1,500,000 and pay to the Company liquidated damages in the amount of $13,900,000 if the Company terminates the Merger Agreement because of a breach by Parent or Merger Sub of their representations, warranties or covenants.

Guarantee (See page 46)

Carlyle Infrastructure Partners, L.P., a Delaware limited partnership and affiliate of Parent executed a Guarantee, dated as of January 28, 2007, which absolutely, unconditionally and irrevocably guarantees to the Company any obligations of Parent and Merger Sub to pay liquidated damages and termination expenses pursuant to the terms of the Merger Agreement.

Material Federal Income Tax Consequences of the Merger (See page 35)

The payment of cash for shares of the common stock of the Company pursuant to the terms of the Merger Agreement will be a taxable transaction for federal income tax purposes for the Company’s stockholders and also may be taxable under local, state and foreign tax laws.

Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

Accounting Treatment (See page 46)

Parent intends to account for the merger as a purchase transaction for accounting and financial reporting purposes.

Appraisal Rights (See page 33)

If you owned shares of the common stock of the Company as of February 23, 2007, the record date fixed by the Board of Directors, you are entitled to rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law. If you comply with the provisions of this statute, you will be entitled to receive a cash payment, determined by appraisal, for your shares, but only if you give written notice to the Company at or prior to the Special Meeting that you demand the appraisal of your shares. A vote against the merger is not sufficient to perfect your rights of appraisal.

To the extent that you exercise appraisal rights, you will lose the right to receive the cash payment of $5.76 per share of the common stock of the Company pursuant to the Merger Agreement, and will instead receive a cash payment, as determined by appraisal, the result of which cannot be predicted, but could be more or less than the $5.76 offered in the Merger Agreement. If you wish to exercise rights of appraisal, you must follow properly and completely all requirements for the exercise of such rights as set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Exhibit D.

Regulatory Approvals (See page 35)

The HSR Act provides that merger and acquisition transactions meeting specified criteria may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Under the terms of the Merger Agreement, Parent and Company agreed to file within 15 days of the date of the Merger Agreement, a Notification and Report Form under the HSR Act with the Federal Trade Commission. On February 12, 2007, the Company and Carlyle Grey Partners, L.P. made the required filings with the Federal Trade Commission and the Antitrust Division. The waiting period required by the Clayton Antitrust Act of 1914, as amended, expires on March 14, 2007, unless extended by a request for additional information.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the Special Meeting and the merger. These questions and answers may not address all questions that may be important to you as a Synagro Technologies, Inc. stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the exhibits to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Synagro Technologies, Inc. In addition, we refer to Synagro Technologies, Inc. as the “Company”. References to the “surviving corporation” are to the Company, as the surviving corporation in the merger and a wholly-owned subsidiary of Synatech Holdings, Inc.

Q:	Why did I receive this proxy statement?

A:	Our Board of Directors is soliciting proxies for a special meeting of stockholders to be held on March 29, 2007, at 10:30 am local time, and at any postponement or adjournment thereof. When we ask for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement summarizes the information you need to vote at the Special Meeting.

Q:	What am I being asked to vote upon?

A:	You are being asked to approve the merger of Synatech, Inc. with and into the Company pursuant to the Merger Agreement. The Merger Agreement provides for the acquisition of the Company by Synatech Holdings, Inc. (which we refer to as the “Parent”). This proposed acquisition would be accomplished through a merger of Synatech, Inc., a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), with and into the Company. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. The current owner of Parent, and through Parent, Merger Sub, is CIP Grey Partnership, L.P., which is part of The Carlyle Group.

You may be asked to vote on any other matter as may properly come before the Special Meeting or any adjournment or postponement thereof.

You may be asked to vote on any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the Merger Agreement and the merger in the event there are not sufficient votes for approval of the Merger Agreement and the merger at the Special Meeting.

Q:	What will I receive in exchange for my shares of the common stock of the Company?

A:	If the merger is completed, you will be entitled to receive $5.76 in cash, without interest, for each of your shares of common stock of the Company, and any declared but unpaid dividends, including a “stub period” dividend for the period between the immediately prior dividend payment date and the date on which the merger is completed.

Q:	Will I still receive dividends pending the merger?

A:	Yes. The Board of Directors has declared a cash dividend of $0.10 per common share to all of the Company’s stockholders of record as of February 12, 2007. The dividend is payable on February 28, 2007. The Company intends to continue to pay quarterly dividends of $0.10 per common share, pursuant to the dividend policy adopted in June 2005, until the completion of the merger, as well as a “stub period” dividend for the period between the immediately prior dividend payment date and the date on which the merger is completed.

Q:	How does the Company’s Board of Directors recommend I vote?

A:	Our Board of Directors unanimously recommends that you vote “FOR” approval and adoption of the Merger Agreement and approval of the merger.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	What vote is required to approve the merger proposal?

A:	For us to complete the merger, stockholders of record on February 23, 2007, holding at least a majority of the shares of the common stock of the Company entitled to be voted at the Special Meeting must vote to approve and adopt the Merger Agreement and approve the merger. Each share of common stock is entitled to one vote.

Q:	What vote is required to approve the adjournment of the Special Meeting?

A:	The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of the common stock of the Company present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting.

Q:	What should I do now?

A:	After you have read the proxy statement, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, or submit your proxy by telephone at 1-800-652-VOTE (8683) or on the Internet at www.investorvote.com, so that your shares of the common stock of the Company will be represented at the Special Meeting. Returning your proxy card, or voting by telephone or Internet, does not preclude you from voting in person if you attend the Special Meeting.

If you sign, date and mail in your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to approve and adopt the Merger Agreement and approve the merger. If you fail to return your proxy card, to vote by telephone or Internet, or to attend and vote at the Special Meeting, the effect will be a vote against the proposal to approve and adopt the Merger Agreement and approve the merger, and your shares will not be counted on any other proposals that may properly come before the Special Meeting.

Q:	Should I send in my stock certificates now?

A:	No. As promptly as practicable after the effective time of the merger, Parent or its paying agent will mail to you a transmittal letter and written instructions for exchanging your certificates representing shares of the common stock of the Company for the merger consideration. You must wait until you receive such instructions to exchange your certificates for the merger consideration.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions in the Merger Agreement. We hope to complete the merger within several days of the Special Meeting.

Q:	What if I do not vote?

A:	The failure to vote will have the same effect as voting against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you follow the instructions provided by your broker on how to vote. Failure to provide the specific instructions to your broker will have the same effect as a vote against the merger.

Q:	What do I do if I want to change my vote?

A:	You may change your vote at any time before your shares are voted at the Special Meeting. You can do this by one of four ways: (i) send a written, dated notice to our Corporate Secretary stating that you would like to revoke your proxy; (ii) complete, date, and submit a proxy card; (iii) by telephone or on the Internet if you originally submitted your proxy in that manner; or (iv) attend the meeting and vote in person.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions.

Q:	Will the merger be taxable to me?

A:	Your receipt of cash in the merger will be taxable to you and you will generally recognize a gain or loss in an amount equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares.

Q:	Whom should I contact with questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Alvin L. Thomas II

Corporate Secretary

Synagro Technologies, Inc.

1800 Bering Drive, Suite 1000

Houston, Texas 77057

(713) 369-1700

THE PARTIES TO THE MERGER

SYNAGRO TECHNOLOGIES, INC.

1800 BERING DRIVE, SUITE 1000

HOUSTON, TEXAS 77057

(713) 369-1700

Synagro Technologies, Inc. (the “Company”) believes that it is the largest recycler of biosolids and other organic residuals in the United States and that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves more than 600 municipal and industrial water and wastewater treatment accounts with operations in 33 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, non-hazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services. Additional information about the Company is available at www.synagro.com.

SYNATECH HOLDINGS, INC.

C/O THE CARLYLE GROUP

520 MADISON AVENUE

NEW YORK, NY 10022

(212) 381-4900

Synatech Holdings, Inc. (“Parent”) is a Delaware corporation that was incorporated on January 26, 2007. Upon the completion of the merger, the Company will be a wholly-owned subsidiary of Parent.

Parent has not conducted any activities other than those incident to its incorporation and the matters contemplated by the Merger Agreement. Parent currently has no material assets or liabilities, other than its rights and obligations under the Merger Agreement and the related documents, and has not generated any revenues or incurred material expenses. Parent has no employees or operations. Parent’s only other asset is one hundred shares of Merger Sub, par value $0.01.

Parent is the sole stockholder of Merger Sub, and Parent is currently wholly-owned by CIP Grey Partnership, L.P. At the effective time of the merger, Parent will be owned by Carlyle Grey Partners, L.P., CIP Direct Partnership, L.P., CIP Grey Partnership, L.P. and CIP Coinvestment, L.P., which we collectively refer to as the “Carlyle Owners.” The Carlyle Owners are managed by and act through their general partner, Carlyle Infrastructure General Partner, L.P. (the “General Partner”). The General Partner’s sole general partner is TC Group Infrastructure, L.L.C., the sole member of which is TC Group, L.L.C. The managing member of TC Group, L.L.C. is TCG Holdings, L.L.C. Each of the Carlyle Owners and the General Partner is a Delaware limited partnership, and each of TC Group Infrastructure, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. is a Delaware limited liability company. The Carlyle Owners are a part of The Carlyle Group (“Carlyle”), one of the world’s largest private equity firms.

The business address for each of the Carlyle Owners, the General Partner, TC Group Infrastructure, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW Washington, DC 20004-2505.

SYNATECH, INC.

C/O THE CARLYLE GROUP

520 MADISON AVENUE

NEW YORK, NY 10022

(212) 381-4900

Synatech, Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was organized solely for the purpose of entering into and completing the Merger Agreement with the Company and has not conducted any business operations. Merger Sub currently has no material assets or liabilities, other than its rights and obligations under the Merger Agreement and the related documents, and has not generated any revenues or incurred material expenses. Merger Sub has no employees or operations. Merger Sub’s only other asset is cash in an amount equal to $1.00, which was contributed to Merger Sub by its sole stockholder, Parent, which owns 100 shares of Merger Sub.

MARKET PRICE AND DIVIDEND DATA

The Company’s common stock is listed on the NASDAQ Global Market (“NASDAQ”), and trades under the symbol “SYGR.” The following table presents the high and low sales prices for the Company’s common stock for each fiscal quarter of the years ended 2005, 2006, and 2007, as reported by NASDAQ.

	Company Common Stock
	High	Low
Year ended December 31, 2007
First Quarter (through January 26, 2007)	$4.61	$4.29

Year ended December 31, 2006
First Quarter	$5.00	$4.02
Second Quarter	$5.15	$3.85
Third Quarter	$4.30	$3.56
Fourth Quarter	$4.67	$4.00

Year ended December 31, 2005
First Quarter	$5.10	$2.50
Second Quarter	$5.00	$3.96
Third Quarter	$5.42	$4.48
Fourth Quarter	$5.00	$3.38

On January 26, 2007, the last full trading day prior to the public announcement of the proposed merger, the Company’s common stock closed at $4.48 per share. On February 28, 2007, the last full trading day prior to the date of this proxy statement, the Company’s common stock closed at $5.71 per share.

Dividend Policy

Since the adoption of the Company’s dividend policy in June 2005, the Company has declared quarterly dividends of $0.10 per common share. The Company announced on January 30, 2007 that its Board of Directors has declared a cash dividend of $0.10 per common share to all of its stockholders of record as of February 12, 2007. The dividend is payable on February 28, 2007.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve substantial risks and uncertainties. You can generally identify these forward-looking statements by the use of words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and “continue” or other similar words or expressions. You should read statements that contain these words carefully because they discuss the Company’s current expectations about its business and the merger, contain projections of the Company’s future results of operations or of its financial condition or state other “forward-looking” information. You are cautioned that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause actual results to differ materially from any future results implied by the forward-looking statements contained herein, include, but are not limited to:

•	The possibility that a majority of the Company’s stockholders may not support the merger proposal;

•	The timing of, and legal, regulatory and other conditions associated with, the completion of the merger;

•	The possibility that the merger may not otherwise be completed in a timely manner or at all, which may adversely affect the Company’s business;

•	The possibility that the merger may adversely affect the Company’s results of operations, whether or not the Company completes the merger; and

•	Loss of key customers and strategic partners as a result of the Company’s announcement of the merger proposal.

SPECIAL MEETING OF THE STOCKHOLDERS OF

SYNAGRO TECHNOLOGIES, INC.

The Company is furnishing this proxy statement to holders of shares of the common stock of the Company, $0.002 par value per share, in connection with the proxy solicitation by the Board of Directors of the Company. The Board of Directors will use the proxies at the Special Meeting of the stockholders of the Company to be held on March 29, 2007, and at any adjournments or postponements thereof.

Date, Place and Time

The Special Meeting of the stockholders of the Company will be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 10:30 am, local time, on March 29, 2007

Purpose of the Special Meeting

At the Special Meeting, holders of shares of the common stock of the Company will be asked to

•

vote on a proposal to approve and adopt the Merger Agreement, attached to this proxy statement as Exhibit A, and to approve the merger contemplated by the Merger Agreement in which Merger Sub will be merged with and into the Company;

•	act on any other matters that may properly be put to a vote at the Special Meeting, or any adjournments or postponements thereof; and

•	vote on any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies.

Record Date, Stock Entitled to Vote and Required Vote

The Board of Directors has fixed the close of business on February 23, 2007, as the record date for determining those stockholders of the Company who are entitled to notice of and to vote at the Special Meeting. Only record holders of shares of the common stock of the Company on the books of the Company at the close of business on February 23, 2007, the record date, will receive notice of and may vote at the Special Meeting, including any adjournments or postponements thereof. On the record date, there were 78,339,999 shares of the common stock of the Company issued and outstanding held by approximately 265 holders of record.

At the Special Meeting, stockholders of the Company will have one vote for each share of the common stock of the Company owned on the record date. The holders of a majority of the outstanding shares of the common stock of the Company entitled to vote at the Special Meeting must be present in order for a quorum to exist at the Special Meeting.

To determine if a quorum is present, the Company intends to count the following:

•	shares of the common stock of the Company present and voting at the Special Meeting either in person or by proxy;

•	shares of the common stock of the Company present in person at the Special Meeting but not voting; and

•	shares of the common stock of the Company for which it has received proxies but with respect to which holders of such shares have abstained on any matter.

The approval and adoption of the Merger Agreement and approval of the merger requires the affirmative vote of a majority of the shares of the common stock of the Company entitled to be voted at the Special Meeting. The proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of common stock of the Company present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting.

Adjournment of Special Meeting to Solicit Additional Proxies

In addition to the proposal to approve and adopt the Merger Agreement, you are also being asked to vote on an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. A separate box has been provided on your proxy card for this purpose. Unlike the vote on the Merger Agreement, which requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company, the proposal to adjourn the special meeting to solicit additional proxies requires only the vote of a majority of the votes actually cast, in person or by proxy, at the Special Meeting.

Voting of Proxies

Properly executed proxies that the Company receives before the vote at the Special Meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve and adopt the Merger Agreement and approve the merger. If a Company stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote AGAINST the approval and adoption of the Merger Agreement and approval of the merger. Brokers who hold shares of the Company’s common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares effectively will count as votes AGAINST the approval and adoption of the Merger Agreement and approval of the merger.

Stockholders of the Company who owned shares of the common stock of the Company on the record date are entitled to appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. See “Appraisal Rights.”

The Company does not expect any matter other than the proposal to approve and adopt the Merger Agreement and approve the merger will be brought before the Special Meeting. If, however, the Board of Directors properly presents other matters, including postponing or adjourning the Special Meeting to solicit additional proxies in favor of the approval and adoption of the Merger Agreement and the merger (in the event there are not sufficient votes for such approval and adoption), the proxy holder may vote the proxy in its discretion.

Revocability of Proxies

A stockholder of the Company who has given a proxy solicited by the Board of Directors of the Company may revoke it at any time prior to its exercise at the Special Meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, (3) telephone or on the Internet if the stockholder originally submitted the proxy in that manner or (4) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, TX 77057, Attention: Corporate Secretary (Board Matters).

Solicitation of Proxies

All costs of the proxies will be borne by the Company. Directors, officers, and employees of the Company may solicit proxies in person or by mail, telephone, electronic mail or facsimile. They will receive no additional compensation for such services. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Company common stock held of record by them, and such custodians will be reimbursed by the Company for their reasonable expenses.

Recommendation

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the Merger Agreement and the approval of the merger.

DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT

Below you will find information describing the material aspects of the merger and the Merger Agreement. This description does not provide a complete description of all the terms and conditions of the Merger Agreement. It is qualified in its entirety by the exhibits hereto, including the text of the Merger Agreement, which is attached as Exhibit A to this proxy statement. The Merger Agreement is incorporated herein by reference. You are urged to read the exhibits in their entirety.

THE MERGER

Generally

In accordance with the terms of the Merger Agreement, Parent will acquire the Company pursuant to a merger of Merger Sub with and into the Company. At the effective time of the merger, the corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation, the name of which shall be Synagro Technologies, Inc.

Merger Consideration

Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by dissenting stockholders or by Parent or its subsidiaries, will be cancelled and converted automatically into the right to receive an amount per share equal to $5.76 in cash, without interest, and any declared but unpaid dividends, including the stub period dividends.

A “stub period dividend” is a dividend declared by the Board of Directors after January 28, 2007, and prior to the effective time of the merger in an amount equal to (i) the then most recent dividend paid by the Company multiplied by (ii) the number of days beginning on the date of payment by the Company of the most recent dividend and ending on the effective date of the merger, divided by 90.

Background of the Merger

As a part of its ongoing evaluation of its business, the Board of Directors and management regularly have considered the Company’s long-term strategic alternatives and prospects for continued operations as an independent company.

As part of this ongoing assessment of the strategic alternatives of the Company, in late July 2006, Robert C. Boucher Jr., the Company’s Chief Executive Officer and President, met in New York with representatives of Lehman Brothers and representatives of several potential parties of interest.

On August 1, 2006, the Company convened a Board of Directors meeting at which Mr. Boucher informed the Board about his conversations with Lehman Brothers and the potential parties interested in a possible business combination, merger, and/or acquisition.

On August 25, 2006, the Company convened a meeting among the Executive Committee of the Board, Company management and Lehman Brothers. Lehman Brothers presented an analysis of strategic alternatives for the Company.

On October 24, 2006, the Company convened a Board meeting at which Lehman Brothers presented an updated analysis of strategic alternatives for the Company. The Board also met with another investment bank concerning its analysis of strategic alternatives for the Company.

In analyzing its alternatives, the Board considered the Company’s current ability to cost-effectively access the capital markets on a stand-alone basis, given its current size, for its growth initiatives and the likelihood that its ability to do so would be enhanced by consolidating with a merger partner with access to significant capital.

On October 26, 2006, Mr. Boucher and two members of the Board met with representatives of a potential buyer (“Party A”). Party A requested the meeting and expressed a desire to learn about the Company with a view toward a potential acquisition of the Company at a price expected to be at a material premium to the then current trading level of the common stock.

On October 30, 2006, the Company convened a Board meeting at which Mr. Boucher and the two Board members who attended the meeting with Party A informed the Board about their meeting. Party A requested the execution of a 45-day exclusivity agreement with the Company in order for Party A to proceed. The Board authorized management to enter into the requested 45 day exclusivity, in management’s discretion. The Board authorized management to engage an investment banker to assist the Company in negotiating with Party A as well as to assess the other opportunities discussed at the October 24, 2006 Board meeting. Management was authorized to retain either Lehman Brothers or the other investment bank that presented at the October 24, 2006 Board meeting, in management’s discretion.

Management met with representatives of Party A and their financial advisors on November 2, 2006. Management cut the meeting short when the potential offer price indicated by Party A was inconsistent with and lower than their potential offer price indications at the meeting on October 26, 2006.

On November 3, 2006, the Company retained Lehman Brothers to explore a potential sale of the Company. Beginning November 5, 2006, Lehman Brothers contacted potential bidders, providing public information on the Company and began negotiating confidentiality agreements with numerous potential bidders. Beginning November 9, 2006, the Company executed confidentiality agreements with a number of potential bidders and, upon execution of such agreements, provided non-public financial projections to the potential bidders. During this period, Lehman Brothers was authorized to discuss Party A’s interest in making a proposal for the Company. Lehman Brothers spoke with two financial advisory firms representing Party A and relayed the Company’s interest in receiving a proposal from Party A. The advisors to Party A informed Lehman Brothers that their client would not participate, citing a need for exclusivity.

During November 2006, management of the Company conducted overview management presentations in New York for a number of potential bidders and their financial advisors.

On November 22, 2006, Mr. Boucher received a call from representatives of Party A, and on November 27, 2006, Mr. Ross Patten, Chairman of the Board of the Company, also received a call from a representative of Party A, each restating Party A’s interest in a transaction with the Company and its desire for exclusivity of negotiations.

On November 28, 2006, Lehman Brothers received first round indicative bids from several bidders that ranged from $5.00 to $5.75 per share. On November 30, 2006, the Company convened a Board meeting to discuss the first round indicative bids that were received and their terms and conditions. The Board of Directors authorized Lehman Brothers to extend an invitation to the second round of the process to the bidders and to extend an invitation to the advisors of Party A to participate in the process as well. Party A’s advisors declined on behalf of their clients, citing a need for exclusivity in the process.

Beginning in December 2006, the Company provided access to an electronic dataroom, and management of the Company conducted detailed management presentations to bidders and their financial, tax, legal, human resources, IT and environmental advisors. The Company also posted a form merger agreement for bidders to review.

On December 15, 2006, the Company convened a Board meeting to receive an update from Lehman Brothers and management. The Board discussed the current price ranges being offered ($5.00 to $5.75), and the fact that the bidder at the highest potential bid range was signaling a price reduction and requiring exclusivity as a condition to continuing in the process. The Board denied the request for exclusivity and approved management’s request for the Executive Committee of the Board to assist management with the process, in management’s discretion, and to act for the Board, if necessary, to expedite decision making.

During the first few weeks of January 2007, bidders conducted site visits to various facilities of the Company with their environmental and engineering advisors, as well as due diligence calls between the bidders and the Company as to environmental, legal, human resources, IT, insurance, business and financial matters.

On January 4, 2007, representatives of Party A contacted Mr. Patten and he referred the representatives of Party A to Lehman Brothers.

On January 5, 2007, the Company convened a meeting of the Executive Committee of the Board to obtain an update from management and discuss the status of the bid process.

On January 8, 2007, a draft confidentiality agreement, draft merger agreement and bid instruction letter were delivered to representatives of Party A. An executed confidentiality agreement was received from Party A on January 11, 2007. Following execution of the confidentiality agreement, Party A commenced due diligence over the next two weeks. Management of the Company also conducted a detailed management presentation for representatives of Party A and their financial, tax, legal, and environmental advisors.

On January 17, 2006, the Company convened a Board meeting to obtain an update from management and discuss the status.

On January 24, 2007, the Company received bids from Party A, another potential buyer (“Party B”), and Carlyle, who formed Parent and Merger Sub for the purpose of consummating the merger, along with proposed revisions to the draft of the merger agreement.

On January 25, 2007, the Company convened a Board meeting at 10:00 am, at which representatives of Lehman Brothers and counsel for the Company presented summaries of the bids and the proposed revisions to the draft of the merger agreement. The economic value of the three bids ranged from $5.30 to $5.51 per share. The Board discussed in detail the bids and the following steps in the process.

During the remainder of the day on January 25, 2007, representatives of Lehman Brothers had numerous discussions with representatives from Party A, Party B, and Carlyle concerning their offers and the terms and conditions in their proposed merger agreements, and late in the day received revised offers from all three bidders. The Company convened another Board meeting at 7:00 pm on January 25, 2007 to discuss the current status of negotiations. Based upon recommendations from management and the Company’s advisors, the Board decided to focus on Carlyle which had the highest price and authorized the Company and its counsel to negotiate a merger agreement, related disclosure schedules, and guarantee with Carlyle and its counsel. Both Party A and Party B were notified that the Board of the Company had decided to focus on another party with an offer representing greater value.

On the afternoon of January 26, 2007, Party A submitted an improved offer to purchase all of the shares of common stock of the Company at a higher price than Carlyle’s offer. Party A also acknowledged that it would make certain changes to the draft of the merger agreement that it had submitted on January 24, 2007, and that such a merger agreement would be provided early the next day.

At 8:00 pm on January 26, 2007, the Company convened a Board meeting to update the Board on the status of negotiations. Representatives of Lehman Brothers reported on the recent discussions with Party A. The Board authorized the Company and its counsel to negotiate a merger agreement, related disclosure schedules, and guarantee with Party A and its counsel, and to continue negotiations with Carlyle.

At noon on January 27, 2007, the Board convened a meeting to discuss the current status of negotiations with Party A and Carlyle. Counsel for the Company updated the Board with respect to the status of negotiations concerning the merger agreement, the related disclosure schedules, and guarantee for both Party A and Carlyle. The Board approved moving forward with Party A to complete documentation, while also authorizing Lehman Brothers to contact Carlyle to suggest an increase in its price.

After being notified that a higher offer had been received, Carlyle informed representatives of Lehman Brothers that it still was interested in a transaction and would seek to increase the value of its offer.

Late on January 27, 2007, and early on January 28, 2007, Lehman notified Party A and Carlyle that the Board meeting to determine which offer to approve and which agreement to execute would occur at 2:00 pm on Sunday, January 28, 2007, and that the final merger agreement, related disclosure schedules and the guarantee agreement were required by approximately 1:30 pm that afternoon. In addition, both parties were informed that their submissions would be considered as the “best and final” offer and that the Board would approve the execution of a merger agreement with the highest bidder at that meeting. Prior to the Board meeting, Carlyle submitted its final offer at $5.76 per share, and then Party A submitted its final offer which was lower than Carlyle’s offer. The terms of the merger agreements were deemed to be attractive and did not differentiate either party.

At the Board meeting, representatives of Lehman Brothers reviewed with the Board its financial analyses of the merger consideration and rendered to the Board its opinion to the effect that, as of the date and subject to the various assumptions and limitations set forth in such opinion, the consideration to be received by the holders of the Company’s common stock in the merger was fair, from a financial point of view, to the stockholders. At the conclusion of the meeting, the Board unanimously approved the Carlyle merger agreement and unanimously recommended that the holders of the Company’s common stock vote for the adoption of the merger agreement.

After the completion of the Board meeting, Mr. Boucher advised representatives of Carlyle that the Board had met and approved the merger agreement with Carlyle. The parties then executed the definitive Merger Agreement. Before the opening of the market on January 29, 2007, the Company and Carlyle issued a joint press release announcing the execution of the Merger Agreement.

Reasons for the Merger

In the course of reaching its decision to approve the Merger Agreement, the Company’s Board of Directors consulted with its financial and legal advisors and considered the following factors, each of which it believed supported its decision:

•	the risks and uncertainties associated with maintaining the Company’s existence as a stand-alone, independent company and the opportunities presented by the merger;

•	general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the Company’s ability under the terms of the Merger Agreement to continue to pay regular dividends, or stub payment dividends, to stockholders;

•	the current and historical market prices of the Company’s common stock, including the market price of its common stock relative to those of other industry participants and general market indices;

•

the opportunity for the Company’s stockholders to realize substantial value based on the receipt of $5.76 in cash per share of common stock representing a 28.6% premium over the closing price of the Company’s common stock on the NASDAQ Stock Market on the last trading day prior to the announcement of the merger, the premium being equivalent to over three times the Company’s current annual dividend;

•

the presentations of Lehman Brothers, including its opinion dated January 28, 2007, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, from a financial point of view, the consideration to be offered to the holders of the Company’s common stock in the merger was fair to such stockholders (see “The Merger—Opinion of Lehman Brothers” beginning on page 24);

•

the financial and other terms and conditions of the Merger Agreement as reviewed by the Company’s Board of Directors (see “The Merger Agreement” beginning on page 36) and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties;

•

the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to realize immediately a fair value, in cash, for their investment and provides the Company’s stockholders certainty of value for their shares;

•	the fact that the merger is not subject to any financing condition;

•

the fact that, subject to compliance with the terms and conditions of the Merger Agreement, the Company is permitted to terminate the Merger Agreement, prior to the adoption of the Merger Agreement by the stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal,” upon the payment to Parent of a $13,900,000 termination fee (representing approximately 3.0% of the total equity value of the transaction) plus Parent’s documented out-of-pocket expenses and fees incurred by Parent up to $1,500,000 (see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 45 and “The Merger Agreement—Expenses and Fees” beginning on page 46);

•	the effects of the merger on employees, customers, suppliers and other constituencies of the Company and its subsidiaries and on the communities in which the Company operates; and

•

the fact that if the Company terminates the Merger Agreement due to Parent’s material breach or failure to perform any of its representations, warranties or covenants contained in the Merger Agreement, Parent would be required to pay to the Company’s liquidated damages in the amount of $13,900,000 plus the documented out-of-pocket expenses and fees incurred by the Company up to $1,500,000.

The Board of Directors of the Company also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the merger, including the following:

•	the risk that the merger may not be completed in a timely manner or at all;

•	the fact that an all cash transaction would be taxable to stockholders of the Company for U.S. federal income tax purposes;

•

the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that stockholders of the Company will not participate in any of the Company’s post-merger earnings or growth and will not benefit from any post-merger appreciation in the Company’s value;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that Carlyle would be required to raise a substantial portion of the merger consideration in the bank capital markets and the risks related to those markets;

•	the interests of the Company’s executive officers and directors in the merger (see “The Merger—Interests of Certain Persons in the Merger” beginning on page 31); and

•

the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving the Company, and the requirement that the Company pay Parent a $13,900,000 termination fee and expenses and fees up to $1,500,000 in order for the Board of Directors to accept a superior proposal.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the Company’s Board of Directors, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board of Directors, by unanimous vote:

•

has determined that the merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has approved the merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement; and

•	recommends that the Company’s stockholders vote FOR the adoption of the Merger Agreement.

Opinion of Lehman Brothers

In accordance with an engagement letter, dated November 15, 2006, the Company retained Lehman Brothers to act as its financial advisor in connection with the transaction because of its expertise and reputation and because its investment banking professionals have substantial experience in merger and acquisition transactions. On January 28, 2007, Lehman Brothers rendered its verbal fairness opinion, subsequently confirmed in writing, to the Board of Directors that as of such date and, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in the transaction was fair to such stockholders. Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any holder of the Company’s stock as to how such stockholder should vote in connection with the merger. The opinion was one of a number of factors considered by the Board of Directors in deciding to approve the merger. Lehman Brothers has not been requested to opine as to, and its opinion did not in any manner address the Company’s underlying business decision to proceed with or effect the merger.

THE FULL TEXT OF LEHMAN BROTHERS’ WRITTEN OPINION, DATED JANUARY 28, 2007, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE LEHMAN BROTHERS OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses described below. Lehman Brothers also relied on these analyses in preparing the presentation made to the Board of Directors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company but rather made its determination as to the fairness, from a financial point of view, to the Company’s stockholders of the $5.76 per share cash offer. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. None of the Company, Lehman Brothers or any other person assumes any responsibility if future results are materially different from those discussed. Any estimates contained in Lehman Brothers’ analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the draft merger agreement and the specific terms of the merger;

•

publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006;

•

financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including financial projections of the Company prepared by the Company’s management;

•

trading history of the Company’s common stock from January 23, 2004, to January 26, 2007, and a comparison of the Company’s trading history with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant; and

•	the results of Lehman Brothers’ efforts to solicit indications of interest from third parties with respect to a purchase of the Company.

In addition, Lehman Brothers had discussions with the Company’s management concerning the Company’s business, operations, assets, liabilities, financial condition and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information, and further relied upon the assurances of the Company’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company Lehman Brothers has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, it has assumed that the final terms of the merger would be substantially as set forth in the draft agreement it reviewed and analyzed for purposes of delivering its opinion. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion.

In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the Company’s properties and facilities and has not made or obtained any evaluations or appraisals of the Company’s assets or liabilities.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Board of Directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ fairness opinion.

Comparable Companies Analysis

In order to assess how the public market values shares of comparable publicly traded companies, Lehman Brothers reviewed and compared specific financial multiples relating to the Company to corresponding financial ratios for comparable publicly traded waste management and high dividend companies. For the purposes of the Company’s analyses, high dividend companies were classified as Companies which distributed 65% or more of their levered free cash flow as dividends at the time of IPO, excluding REITs and MLPs. Lehman Brothers selected these companies based upon its views as to the comparability of the financial and operating characteristics of these companies to the Company.

Lehman Brothers selected the comparable companies described above because their business and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the businesses, operations and prospects of the Company and the business, operations and prospectus of the selected comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the comparable company analysis that would affect the public trading value of each.

Lehman Brothers calculated valuation multiples implied by the merger with respect to the Company and compared those valuation multiples to comparable valuation multiples of selected public companies in the waste management industry and high dividend paying companies. Although none of the selected companies is completely comparable to the Company, the companies included were chosen because they are companies with operations that for purposes of analysis may be considered similar to the Company’s business.

None of the companies selected in the comparable companies analysis is identical to the Company. The companies included in the waste management comparable company analysis were:

•	Allied Waste Industries, Inc.

•	Casella Waste Systems, Inc.

•	Republic Services, Inc.

•	Waste Connections, Inc.

•	Waste Management, Inc.

The companies included in the high dividend comparable companies analysis were:

•	Alaska Communications Systems Group, Inc.

•	B&G Foods, Inc.

•	Citadel Broadcasting Corporation

•	Citizens Communication Co.

•	Consolidated Communications, Inc.

•	Fairpoint Communications, Inc.

•	Reddy Ice Holdings, Inc.

•	Iowa Telecommunications Services, Inc.

•	Regal Entertainment Group

•	Seaspan Corporation

•	Xerium Technologies, Inc.

Lehman Brothers used publicly available research analysts’ estimates to compare specific financial multiples of these companies to those of the Company:

•

firm value to 2006 and 2007 estimated EBITDA, where firm value means market equity value as of January 26, 2007, plus the following balance sheet items as of September 30, 2006: short term debt, current portion of long term debt, long term debt, capital leases, and Industrial Revenue Bonds, less cash and restricted cash; EBITDA means earnings before interest, taxes, depreciation, amortization and non-cash stock grant expense; and

•	stock price to 2006 and 2007 estimated earnings per share.

Multiples were based on closing stock prices on January 26, 2007. The following table sets forth the multiples ranges that were selected for purposes of the analysis:

	Firm Value to 2007E EBITDA	Equity Value to 2007E Net Income
Waste Management: Selected Range	7.5x – 8.5x	18.0x – 21.0x
High Dividend: Selected Range	8.5x – 9.5x	22.0x – 25.0x

Applying a range of multiples derived from comparable public companies analysis to corresponding financial data for the Company provided to Lehman Brothers by the Company, as discussed below, Lehman Brothers calculated a range of implied equity values per share of the Company. The following table reflects the results of this analysis:

Comparable Companies Analysis
Range of Implied Equity Value per Share:
Waste Management: Firm Value to EBITDA	$2.98 – $3.85
Waste Management: Equity Value to Net Income	$2.69 – $3.14
High Dividend: Firm Value to EBITDA	$3.85 – $4.72
High Dividend: Equity Value to Net Income	$3.29 – $3.74

Lehman Brothers noted that the $5.76 per share price to be offered to the stockholders of the Company in the transaction is above the range of the implied equity value per share of the comparable company analysis.

Comparable Transaction Analysis

Using public SEC filings and other publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in ten acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. All of these transactions involved companies with waste and wastewater management capabilities and were announced since February of 2002. Though Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in those transactions to the Company in the size, mix, margins and other characteristics of their businesses, the limited data and the unique characteristics of the Company versus the list of comparable transactions limited the applicability of the analysis. Lehman Brothers reviewed the following transactions:

•	Waste Services, Inc.’s acquisition of Southwest Land Disposal, Inc. (announced November 2006)

•	Tenaska Power Fund LP’s acquisition of Infrastrux Group, Inc. (announced May 2006)

•	Macquarie’s acquisition of Acquarion Co. (announced February 2006)

•	Energy Solutions’ acquisition of Duratek, Inc. (announced February 2006)

•	BFI Canada Income Fund’s acquisition of IESI Corp. (announced November 2004)

•	Capital Environment Resource Inc.’s acquisition of Florida Recycling Service, Inc. (announced November 2003)

•	Capital Environment Resource Inc.’s acquisition of Allied Waste Industries (Florida Operations) (announced November 2003)

•	Philadelphia Suburban Corp.’s acquisition of Aquasource Inc. (water utilities) (announced July 2002)

•	Philadelphia Suburban Corp.’s acquisition of Pennichuck Corporation. (announced April 2002)

•	SCC Contracting Inc.’s acquisition of Sevenson Environmental Services, Inc. (announced February 2002)

Based on publicly-available information, Lehman Brothers considered the transaction value as a multiple of the then trailing twelve months EBITDA for each transaction. For the transactions reviewed, the median of the transaction value as a multiple of the then trailing twelve months EBITDA was 9.0x. Based upon this comparable transaction analysis, Lehman Brothers selected a range of 8.5x to 9.5x to corresponding financial data for the Company provided to Lehman Brothers by the Company and calculated a range of implied equity values per share of the Company. The following table reflects the results of this analysis:

Comparable Transaction Analysis
Range of Implied Equity Value per Share:	$3.07 – $3.85

Lehman Brothers noted that the $5.76 per share price to be offered to the stockholders of the Company in the transaction is above the range of the implied equity value per share of the comparable transaction analysis.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of the Company’s common stock, Lehman Brothers prepared a discounted cash flow analysis for the Company, calculated as of January 1, 2007, of projected after-tax un-levered free cash flows for the fiscal years 2007 through 2011. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of the future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. The estimated future cash flows are based upon management projections. Lehman Brothers performed a discounted cash flow analysis for the Company by adding (1) the present value of the Company’s projected after-tax un-levered free cash flows for the fiscal years 2007 through 2011 to (2) the present value of the projected terminal value of the Company as of 2011. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

For the Company discounted cash flow analysis, Lehman Brothers calculated terminal values by applying a range of terminal multiples of 8.0x to 9.0x to the Company’s 2011 EBITDA. This range was based on firm value to 2006 EBITDA trading multiples derived from the waste management comparable companies analysis. The cash flow streams and terminal values were discounted to present values using a range of discount rates from 8.0% to 9.0% with a midpoint discount rate of 8.5%. This range of discount rates was based on an analysis of the Company’s weighted average cost of capital based on the same companies used in the comparable companies analysis which came to a value of 8.3%.

Lehman Brothers calculated per share equity values by first determining a range of enterprise values of the Company by adding the present values of the after-tax un-levered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash and restricted cash) of the Company, and dividing those amounts by the number of fully diluted shares of the Company.

Applying a range of terminal multiples and discount rates discussed above to financial data for the Company provided to Lehman Brothers by the Company, as discussed below, Lehman Brothers calculated a range of implied equity values per share of the Company. The following table reflects the results of this analysis:

Discounted Cash Flow Analysis
Range of Implied Equity Value per Share:	$4.52 – $5.61

Lehman Brothers noted that the $5.76 per share price to be offered to the stockholders of the Company in the transaction is above the range of the implied equity value per share of the discounted cash flow analysis.

Stock Trading History

Lehman Brothers reviewed historical data with regard to the closing day trading price of the Company’s common stock for the period from January 23, 2004 through January 26, 2006. During this period the closing price of the Company’s stock price ranged from $2.45 to $5.26, with the $5.26 stock price occurring on July 22, 2005 and August 9, 2005.

Lehman Brothers noted that the $5.76 per share to be offered to the Company’s stockholders in the transaction is above the range of the equity value per share of the closing day trading value over the last 52 weeks and above the range of closing day trading values over the last three years.

Premiums Paid Analysis

Lehman Brothers reviewed the premiums paid to stockholders in selected precedent U.S. transactions with transaction values between $50 million and $1 billion for (1) comparable transactions in all industries announced from January 1, 2005 to December 31, 2006 (432 transactions in total) and (2) comparable transactions for companies in all industries with dividend yields exceeding 5.0% on the day prior to the announcement of the transaction announced from January 1, 2005 to December 31, 2006 (22 transactions in total).

For each of the transactions noted above, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price to the historical stock price of the acquired company as of one day, one week and one month prior to the announcement date. The premiums paid valuation methodology yielded a range of premiums as provided in the following table:

	1 Day Prior	1 Week Prior	1 Month Prior
Premium to Price (selected high dividend transactions)	17.2%	17.5%	20.4%
Premium to Price (all transactions)	22.5%	23.5%	26.7%

Lehman Brothers noted that the $5.76 per share to be offered to the Company’s stockholders in the transaction represented an implied premium that is above each of these ranges for both the all industries and for companies with dividend yields exceeding 5.0% on the day prior to the announcement of the transaction.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, regularly is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and the waste management industry generally, and because its investment banking professionals have substantial expertise in transactions comparable to the merger.

As compensation for its services in connection with the merger, the Company has agreed to pay Lehman Brothers customary fees of $6,900,000, all of which is to be paid upon closing of the merger. The Company has also agreed to reimburse Lehman Brothers for certain reasonable expenses incurred by Lehman Brothers in connection with the engagement and to indemnify Lehman Brothers and related parties from and against liabilities that may arise out of Lehman Brothers’ engagement by the Company and the rendering of its opinion. Lehman Brothers has performed various investment banking services for the Company in the past (including financings and advisory services) for which it received customary fees, and Lehman Brothers expects to provide such services in the future for which it has received and expects to receive, customary fees for such services. In addition, the Company has requested Lehman Brothers to provide, and Lehman Brothers is providing, a commitment for the funds necessary to finance the transaction and Lehman Brothers will receive customary fees in connection therewith. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

As described above, Lehman Brothers’ opinion to the Board of Directors was one of a number of factors taken into consideration by the Board of Directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Lehman Brothers’ in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Lehman Brothers attached to this proxy statement as Exhibit C. Lehman Brothers’ has delivered its consent to the inclusion of its opinion in Exhibit C.

Financing of the Merger

Equity Financing

It is expected that approximately $277 million of the merger consideration will be provided through the issuance by Parent of common equity to the Carlyle Owners and certain members of the Company’s management.

Debt Financing

Parent has received a debt commitment letter, dated as of January 28, 2007, from Bank of America, N.A. (“Bank of America”), Citigroup Global Markets Inc. (“CGMI”), on behalf of itself and certain of its affiliates (such affiliates, together with CGMI, “Citigroup”), and Lehman Brothers Commercial Paper Inc. (“LBCP”, and together with Bank of America and Citigroup, the “Banks”) and Banc of America Securities LLC (“BAS”) and Lehman Brothers, Inc. (“LBI”, and together with BAS and Citigroup, the “Joint Bookrunners”), which provides the following, subject to the conditions described below:

•	a $290 million senior secured first lien term loan facility (the “First Lien Term Loan Facility”);

•	a $150 million senior secured second lien term loan facility (the “Second Lien Term Loan Facility” and together with the First Lien Term Loan Facility, the “Term Loan Facilities”); and

•

a $100 million senior secured first lien revolving credit facility (the “Revolving Credit Facility” and together with the First Lien Term Loan Facility, the “First Lien Facilities” and together with the First Lien Term Loan Facility and the Second Lien Term Loan Facility, the “Senior Credit Facilities”), up to an amount to be agreed which may be drawn on the closing date of the merger.

The proceeds of the Term Loan Facilities will be used to finance a portion of the merger consideration, refinance certain existing indebtedness of the Company and its subsidiaries and pay fees, commissions and expenses incurred in connection therewith. The Revolving Credit Facility may be used on the closing date to backstop or replace letters of credit provided by the Company and its subsidiaries to counterparties and thereafter will be used to provide ongoing working capital and financing for other general corporate purposes, including capital expenditures, permitted acquisitions and investments of the borrower and its subsidiaries.

The commitment letter provides that BAS and Citigroup act as joint lead arrangers for the Senior Credit Facilities, and BAS, Citigroup and LBI act as joint bookrunners for the Senior Credit Facilities, and in their capacity as such, manage the syndication of the Senior Credit Facilities. Additional agents or co-agents for the Senior Credit Facilities may be appointed prior to the closing date.

The debt commitment letter expires on the earlier of September 14, 2007, and the completion of the documentation governing the Senior Credit Facilities. The documentation governing the Senior Credit Facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

The debt financing, when combined with the equity contributions, is expected to be sufficient to fund the amount required to complete the merger and pay related fees and expenses. The availability of the Senior Credit Facilities is subject to, among other things, the following conditions precedent:

•

no effect, event or change shall have occurred since January 28, 2007, and be continuing that has a “Material Adverse Effect” (as defined in the Merger Agreement, or as amended in any manner that is not, taken as a whole, materially adverse to the Banks or the Joint Bookrunners, unless consented to by the Joint Bookrunners, which consent shall not be unreasonably withheld, conditioned or delayed);

•	the negotiation, execution and delivery of definitive loan documentation and the delivery of customary opinions, certificates and other closing documents;

•

the consummation of the merger and related transactions (including the financings and the refinancing of certain existing indebtedness of the Company and its subsidiaries) in accordance with the Merger Agreement (and no material provision thereof being waived or amended (other than such waivers and amendments as are not, taken as a whole, materially adverse to the Banks or the Joint Bookrunners) without the consent of the Joint Bookrunners, which consent may not be unreasonably withheld, conditioned or delayed);

•

Parent having received cash from equity investments by the Carlyle Owners and their affiliates and co-investors and retained rollover equity by existing members of management of the Company, which together comprises not less than 30 percent of the pro forma capitalization of the borrower following the merger and related transactions (and at least 75 percent of which consists of new equity investments);

•	the delivery to the Joint Bookrunners of copies of certain audited and unaudited financial statements, including pro forma financial statements;

•	the receipt of a customary solvency certificate from the chief financial officer of Parent with respect to Parent and the borrower;

•	the ratio of total consolidated funded debt to adjusted consolidated EBITDA of the borrower as of the closing date not exceeding 7.75 to 1, after giving effect to the merger and related transactions;

•	the receipt of corporate credit ratings and credit ratings with respect to the Senior Credit Facilities from Moody’s or Standard & Poor’s;

•	the creation and perfection of the liens and security interests securing the Senior Credit Facilities; and

•

the accuracy of such representations and warranties in the Merger Agreement as are material to the interests of the lenders, but only to the extent that Merger Sub has the right to terminate its obligations under the Merger Agreement as a result of a breach thereof and the representations and warranties in the definitive loan documentation relating to corporate power and authority, the enforceability of the loan documentation, Federal Reserve margin regulations and the Investment Company Act.

Interests of Certain Persons in the Merger

When considering the recommendation by the Board of Directors in favor of the merger, you should be aware that members of the Board of Directors and executive officers have interests in the merger that are different, or in addition to, your interests.

Each such additional interest is described below, to the extent material, and except as described below, such persons have, to the Company’s knowledge, no material interest in the merger apart from those of the Company’s stockholders generally.

Indemnification and Insurance

The Merger Agreement provides that the surviving corporation’s certificate of incorporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s certificate of incorporation and set forth in any indemnification agreement currently in effect between the Company and any officer, director, employee or former officer, former director, or former employee, subject to certain limitations. The Merger Agreement further provides that Parent will cause the surviving corporation to maintain in effect the Company’s current policies of directors’ and officers’ liability insurance for six years after the effective time of the merger. The surviving corporation’s obligation is subject to an annual cap equal to 250% of the current annual premiums paid by the Company for such insurance. If the surviving corporation cannot maintain the existing insurance coverage without exceeding the annual cap, the surviving corporation is required to obtain as much insurance coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

Stock Options

Options to purchase the Company’s common stock held by the Company’s executive officers and directors, like other options, will upon completion of the merger, whether or not exercisable at the time of completion of the merger, be vested immediately and exercisable in full. Each holder of an option to purchase shares of common stock of the Company that is outstanding and unexercised as of the effective time of the merger, and has an exercise price per share of common stock of the Company that is less than $5.76, will receive an amount in cash equal to (i) the difference between $5.76 and the applicable exercise price of such option, multiplied by (ii) the aggregate number of shares of common stock of the Company issuable upon exercise of such option.

Employment Agreements

Certain of the Company’s executive officers will receive a cash payment pursuant to the change of control provisions of their employment agreements, equal to $3.26 multiplied by the number of stock options (vested and unvested) held by the executive officer. Additionally, the employment agreements provide gross up payments to the executive officers if they are subject to the excise tax that applies under Code section 280G.

Pursuant to such employment agreements, Mr. Boucher will receive stock option proceeds of $2,973,974, restricted stock award proceeds of $937,589, and a change in control payment of $3,405,344. Mr. Withrow will receive stock option proceeds of $2,167,404, restricted stock award proceeds of $796,598, and a change in control payment of $2,988,484. Mr. Thomas will receive stock option proceeds of $1,148,800, restricted stock award proceeds of $108,325, and a change in control payment of $195,600.

In connection with such payments, Messrs. Boucher and Withrow will receive a gross up payment to make them whole for excise tax due under Code section 280G.

The executive officers have had several discussions with The Carlyle Group concerning investing a significant portion of their proceeds in the equity of Parent and continuing as officers of the Company after the closing of the merger; however, no final determinations have been made by Carlyle and the executive officers of their level of investment in Parent and no employment agreements have been negotiated with any of the executive officers.

Effective Time of the Merger

Upon the satisfaction of all requirements of law and the conditions specified in the Merger Agreement, the merger shall become effective, and the effective time of the merger shall occur, at the date and time specified in the certificate approving the merger to be issued by the Delaware Secretary of State.

The Company currently anticipates that the merger will be completed within several days of the Special Meeting; however, the Company cannot assure you that the conditions to consummation of the merger can or will be satisfied. Either Parent or the Company may terminate the agreement if the merger is not consummated by August 31, 2007, unless it is not consummated because of the breach of the Merger Agreement by the party seeking termination. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 43 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 45.

Appraisal Rights

Holders of shares of the common stock of the Company as of February 23, 2007, the record date, are entitled to appraisal rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law (“Section 262”). A stockholder of the Company who does not vote in favor of the merger at the Special Meeting and who gives written notice to the Company at or prior to the Special Meeting of the stockholders of the Company that such stockholder demands appraisal rights will lose the right to receive the cash payment of $5.76 to be received for each share of the common stock of the Company surrendered pursuant to the terms of the Merger Agreement and will instead receive a cash payment, as determined by appraisal, for such shares.

In order to exercise appraisal rights, a dissenting stockholder of the Company must fully comply with the statutory procedures of Section 262, which is summarized below and a copy of which is attached to this proxy statement as Exhibit D. Stockholders of the Company are urged to read Section 262 in its entirety and to consult with their legal advisors. Each stockholder of the Company who desires to assert his, her or its rights is cautioned that failure on his, her or its part to adhere strictly to the requirements of Section 262 in any regard will cause a forfeiture of any appraisal rights. The following summary of Section 262 is qualified in its entirety by reference to the full text of the provisions of this statute, as amended, attached to this proxy statement as Exhibit D.

By following the specific procedures set forth in Section 262, stockholders of the Company have a statutory right to dissent from the merger. If the merger is consummated, any stockholder of the Company who properly perfects his, her, or its appraisal rights will be entitled, upon consummation of the merger, to receive an amount of cash, as determined by appraisal, for shares of the common stock of the Company rather than receiving the consideration set forth in the Merger Agreement.

Under Section 262, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in such notice a copy of Section 262. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Exhibit D. Any holder of the common stock of the Company who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Exhibit D carefully. Failure to comply with the procedures of Section 262 in a timely and proper manner will result in the loss of appraisal rights.

A stockholder wishing to exercise the right to dissent from the merger and seek an appraisal of his, her, or its shares must do each of the following: (1) the stockholder must not vote in favor of the Merger Agreement (because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote against the Merger Agreement or abstain); (2) the stockholder must make a written demand for appraisal to the Company before the vote on the Merger Agreement at the Special Meeting; (3) the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before such effective time); and (4) the stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. Failure to vote against the Merger Agreement will not constitute a waiver of the stockholder’s appraisal rights. If you elect to exercise appraisal rights under Section 262, mail or deliver a written demand to: Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, TX 77057, Attention: Corporate Secretary (Board Matters).

Only a holder of record of shares of the common stock of the Company issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in such holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, and as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his, her, or its common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of such stockholders’ shares.

If the merger is consummated, the Company will give written notice of the effective time of the merger within 10 days of the merger’s consummation to each of the former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262. Within 120 days after the effective time of the merger, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of the common stock of the Company held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the provisions of Section 262 may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which the Company has received demands for appraisal and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

If a party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to such stockholder. The Delaware Court of Chancery will determine the fair value of the shares of the common stock of the Company held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the Merger Agreement. If no party files a petition for appraisal in a timely manner, the stockholders of the Company will lose the right to an appraisal. The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to such effective time).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation; and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Regulatory Approvals

The HSR Act provides that merger and acquisition transactions meeting specified criteria may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. Under the terms of the Merger Agreement, Parent and Company agreed to file within 15 days of the date of the Merger Agreement, a Notification and Report Form under the HSR Act with the Federal Trade Commission. On February 12, 2007, the Company and Carlyle Grey Partners, L.P. made the required filings with the Federal Trade Commission and the Antitrust Division. The waiting period required by the Clayton Antitrust Act of 1914, as amended, expires on March 14, 2007, unless extended by a request for additional information.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to the holders of the common stock of the Company. This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations thereunder and current administrative interpretations and court decisions as of the date hereof, all of which are subject to change, including changes with retroactive effect. Any change could alter the tax consequences to the holders of shares of the common stock of the Company as described herein. The following discussion is addressed to a stockholder that holds shares of the common stock of the Company as a capital asset. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its particular circumstances (including tax consequences applicable to financial institutions, insurance companies, broker-dealers, persons other than United States persons (as defined in Section 7701(a)(30) of the Code), persons holding shares of the common stock of the Company as part of a straddle, “synthetic security” or other integrated investment, including a “conversion transaction,” partners of a partnership holding common stock of the Company, or persons who acquired their shares of the common stock of the Company through the exercise of an employee stock option or otherwise as compensation).

Gain on Disposition of Common Stock

A holder of shares of the common stock of the Company will recognize capital gain or loss for federal income tax purposes on each share of the common stock of the Company exchanged for cash pursuant to the Merger Agreement. The amount of gain or loss recognized on a share will be equal to the difference between the amount realized on its disposition, either through the exchange of shares pursuant to the Merger Agreement or through the exercise of appraisal rights, and the holder’s adjusted tax basis in the common stock. The holder’s adjusted tax basis in the common stock will generally be equal to the cost of the acquired shares reduced (but not below zero) by the amount of any distribution treated as a tax-free return of basis. Gain or loss must be determined separately for each block of shares acquired at the same cost in a single transaction. The gain or loss will be long-term capital gain or loss in the case of shares held for more than one year as of the date of the merger. In the case of individuals, trusts and estates, net capital gain for a taxable year (that is, the excess of net long-term capital gain for the taxable year over any net short-term capital loss for the year) is subject to a maximum federal income tax rate of 15 percent. The receipt of cash in exchange for shares of the common stock of the Company pursuant to the Merger Agreement also may be a taxable transaction under applicable local, state, or foreign tax laws.

Information Reporting and Backup Withholding

The payment of cash to a holder in exchange for shares of the common stock of the Company pursuant to the Merger Agreement will be subject to information reporting and may be subject to possible backup withholding of tax at the current rate of 28 percent unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number (“TIN”), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

To prevent the possibility of backup withholding on payments made to certain holders with respect to shares of the common stock of the Company pursuant to the Merger Agreement, each holder must provide Parent or its paying agent with a properly executed Form W-9 or Substitute Form W-9. A holder of shares of the common stock of the Company that does not furnish a properly executed form may be subject to penalties imposed by the Internal Revenue Service (the “IRS”), as well as to backup withholding. Any amount withheld under these rules will be refundable or creditable against the holder’s federal income tax liability, provided the required information is furnished to the IRS.

The federal income tax consequences of the merger set forth in this proxy statement are for general information only. The tax consequences for a particular stockholder will depend upon the facts and circumstances applicable to that stockholder. Accordingly, each stockholder is urged to consult a tax adviser to determine the tax consequences of the merger to the stockholder in light of the stockholder’s particular circumstances, including the applicability and effect of local, state, foreign and other tax laws and any possible changes in those laws. The foregoing discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation.

THE MERGER AGREEMENT

The Merger Consideration

Upon consummation of the merger, the stockholders of the Company (including holders of restricted stock, whether or not vested) will be entitled to receive $5.76 in cash, without interest, and any declared but unpaid dividends, including the stub period dividends, for each of their shares of the common stock of the Company and will cease to be stockholders of the Company.

A “stub period dividend” is a dividend declared by the Board of Directors after January 28, 2007 and prior to the effective time of the merger in an amount equal to (i) the then most recent dividend paid by the Company multiplied by (ii) the number of days beginning on the date of payment by the Company of the most recent dividend and ending on the effective date of the merger, divided by 90.

The stockholders of the Company have appraisal rights as a result of the merger in accordance with the provisions of Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page 33.

Treatment of Options to Purchase Shares of Company Common Stock

Immediately prior to the effective time of the merger, each option to purchase Company common stock that was granted under any stock option, restricted stock, or compensatory plan or other arrangement with the Company will become vested immediately and exercisable in full. Each holder of an option to purchase shares of Company common stock that is outstanding and unexercised as of the effective time of the merger, and has an exercise price per share of Company common stock that is less than $5.76, will receive an amount in cash equal to (i) the difference between $5.76 and the applicable exercise price of such option, multiplied by (ii) the aggregate number of shares of Company common stock issuable upon exercise of such option.

Representations and Warranties of the Company

The Merger Agreement contains customary representations and warranties made by the Company relating to, among other things:

•	corporate organization and similar matters with respect to the Company and its subsidiaries;

•	the Company’s capital structure;

•

the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the Merger Agreement and related matters with respect to the Company and its subsidiaries;

•	the Company’s compliance with applicable laws, material contracts and permit requirements;

•	the Company’s outstanding indebtedness for borrowed money not reflected in its financial statements;

•	the absence of undisclosed liabilities;

•	the absence of any indebtedness to any director or officer of the Company or any of its subsidiaries;

•	documents the Company has filed with the Securities and Exchange Commission and the fair presentation and accuracy of the financial statements and other information contained in such documents;

•	documents the Company will file with the Securities and Exchange Commission in connection with the merger;

•	the absence of changes in the Company or any of its subsidiaries;

•	outstanding and pending litigation material to the Company and its subsidiaries;

•	matters relating to the Company’s employee benefit plans;

•	labor matters of the Company and its subsidiaries;

•	rights to the property and assets of the Company and its subsidiaries;

•	intellectual property of the Company and its subsidiaries;

•	tax matters with respect to the Company and its subsidiaries;

•	environmental matters of the Company and its subsidiaries;

•	certain of the contracts of the Company and its subsidiaries;

•	the adequacy of the Company’s insurance coverage;

•	the Board of Directors’ approval and adoption of the Merger Agreement and its resolution to recommend to the Company’s stockholders the adoption of the approval of the Merger Agreement;

•	the inapplicability to the merger of state and federal antitakeover statutes or regulations;

•	the required vote of the Company’s stockholders;

•	the absence of corrupt gifts and payments;

•	the Company’s receipt of the fairness opinion from Lehman Brothers; and

•	the Company’s engagement of, and payments to, brokers, finders, investment bankers or similar parties.

The representations and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in its entirety Article III of the Merger Agreement entitled “Representations and Warranties of the Company.”

Representations and Warranties of Parent and Merger Sub

The Merger Agreement contains customary representations and warranties made by Parent and Merger Sub relating to, among other things:

•	corporate organization and similar matters with respect to Parent and Merger Sub;

•

the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the Merger Agreement and related matters with respect to Parent and Merger Sub;

•	the accuracy of information to be supplied by Parent or Merger Sub in connection with this proxy statement.

•	the absence of proceedings challenging or threatened in connection with execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby;

•	the operation of Merger Sub;

•	Parent’s and Merger Sub’s ownership of the Company’s capital stock;

•	Parent’s and Merger Sub’s engagement of, and payments to, brokers, finders, investment bankers or similar parties;

•

Parent’s availability of cash and financing commitments in the amount of $540,000,000 which will be sufficient to pay the merger consideration, option payments, and any dividends declared by the Company; and

•	the continued solvency of the Company after the consummation of the merger.

The representations and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in its entirety Article IV of the Merger Agreement entitled “Representations and Warranties of Parent and Merger Sub.”

Conduct of Business Pending the Merger

The Company has agreed that until completion of the merger, except as otherwise consented to by Parent, it will and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course and in compliance with applicable law; and

•

preserve substantially intact its business organizations, assets and properties, current relationships with customers, suppliers and other persons with which the Company or any of its subsidiaries has material business relations.

In addition, the Company has agreed that, among other things and subject to certain exceptions, neither the Company nor its subsidiaries may, without Parent’s written consent:

•	amend or change its certificate of incorporation or bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any lien (other than permitted liens) any properties or other assets of the Company or any of its subsidiaries, with specified exceptions;

•

issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any lien, any shares of capital stock (other than with respect to exercised options or the issuance of restricted stock to Board of Directors or management in the ordinary course of business and in a manner consistent with past practice) or any options, warrants, convertible securities or other rights to purchase any such capital stock, or other ownership interest (including phantom interest) of the Company or any of its subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution, except for (i) dividends by any direct or indirect wholly owned subsidiary to the Company or any other subsidiary of the Company, (ii) dividends declared and paid pursuant to the Company’s dividend policy and consistent with past practice, and (iii) the stub period dividend;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interest of the Company or any of its subsidiaries;

•

acquire any corporation, partnership, other business organization or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice that do not exceed $10,000,000 in the aggregate;

•

repurchase, repay or incur any indebtedness (other than in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except under the scheduled facilities, or in the ordinary course of business and consistent with past practice;

•

make any commitment with respect to, any single capital expenditure in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $5,000,000, except as otherwise contemplated by the Company’s capital expenditure budget for 2007;

•

acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any contract to develop or construct, other real property projects, other than in connection with the continued development of the scheduled projects;

•	enter into any material new line of business;

•	make material investments in persons other than wholly owned subsidiaries;

•

increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for merit increases in compensation in the ordinary course of business and in a manner consistent with past practice;

•

grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any of its subsidiaries other than in the ordinary course of business and in a manner consistent with past practices;

•

establish, adopt, enter into, terminate or amend any employee benefit plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement for the benefit of any director, officer or employee except as required by law;

•

loan or advance any money or other property to any current or former director, officer or employee of the Company or its subsidiaries (other than in connection with any indemnification obligations of the Company or any of its subsidiaries);

•	grant any equity or equity based awards, except awards may be transferred in accordance with the terms of the applicable plan document or agreement and restricted stock grants;

•

change any of the material accounting policies, practices or procedures used by the Company and its subsidiaries as of the date of the Merger Agreement, except as may be required or permitted as a result of a change in applicable law or in United States generally accepted accounting principles;

•

settle or dismiss any legal action threatened against, relating to or involving the Company and any of its subsidiaries in connection with any business, asset or property of the Company and any of its subsidiaries, other than in the ordinary course of business but not, in any individual case, in excess of $1,000,000 and $5,000,000 in the aggregate, or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

•	commence any legal action reasonably expected to result in costs to the Company in excess of $1,000,000;

•

fail to maintain in full force and effect insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses with comparable coverage to the Company’s insurance policies in effect on the date of the Merger Agreement;

•

enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, any material contract, other than in the ordinary course of business and on terms not materially adverse to the Company and its subsidiaries taken as a whole and except as required under the terms of a material contract;

•

amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (i) as required by the Merger Agreement, (ii) in connection with accelerating the vesting schedules of the Company’s stock options or restricted stock grants, or (iii) in connection with terminating the Company’s option, restricted stock, or related plans;

•

except in connection with the scheduled projects, enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by law or in the ordinary course of business;

•

adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by the Merger Agreement);

•	fail to exercise any rights of renewal with respect to any material leased real property that by its terms would otherwise expire;

•

except in connection with scheduled projects, enter into any contract, agreement or arrangement that would be a material contract if entered into prior to the Merger Agreement, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

•	make any material tax election or settle or compromise any material United States federal, state or local income tax liability, except as required by applicable law; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

The covenants in the Merger Agreement relating to the conduct of the Company’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.01 of the Merger Agreement entitled “Conduct of the Business Pending the Merger.”

No Solicitation of Transactions

In addition to the restrictions on the Company and its subsidiaries outlined above, and except as set forth below, the Company has agreed that neither it nor any of its subsidiaries will, nor will it authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents or other representatives to, directly or indirectly:

•

solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any acquisition proposal; or

•	participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal.

Under the Merger Agreement, neither the Company nor its Board of Directors is prevented from:

•	furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written acquisition proposal by such person, if:

•

prior to taking such action the Board of Directors determines in good faith (after consultation with its advisors) that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal, and

•

prior to entering into discussions or furnishing any information to the potential acquirer, the Company receives from such party an executed confidentiality agreement with terms no less favorable than the confidentiality agreement entered into between Carlyle Investment Management, L.L.C., an affiliate of Parent, and the Company; or

•	complying with Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal.

An “acquisition proposal” is any proposal or offer (including any proposal from or to the stockholders of the Company) from any person or related group other than Parent or Merger Sub relating to:

•	any direct or indirect acquisition of more than 20% of the assets of the Company and its consolidated subsidiaries, taken as a whole;

•	any direct or indirect acquisition by such person or related group of over 20% of any class of equity securities of the Company; or

•

any tender offer, exchange offer, as defined pursuant to the Exchange Act, merger, consolidation, business combination, recapitalization or other similar transaction involving the Company that if consummated would result in such person or related group beneficially owning 20% or more of any class of equity securities of the Company.

A “superior proposal” is a bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 50% for purposes of this definition) that was not solicited by the Company, and that:

•	relates to at least a majority of the outstanding shares of common stock of the Company or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; and

•

in the good faith of the Board of Directors, after consultation with its financial advisor and taking into account, all of the terms and conditions of the acquisition proposal, (i) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger Agreement (including any alterations to the Merger Agreement agreed to in writing by Parent in response to the superior proposal), and (ii) is reasonably likely to be consummated.

The Company must notify Parent within 48 hours of the receipt by the Company or any of its subsidiaries, or any of its or their respective representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. The Company must keep Parent reasonably informed of the status of any such discussions or negotiations.

If prior to obtaining the approval of the Merger Agreement by the Company stockholders at the Special Meeting, the Board of Directors receives an acquisition proposal that the Board of Directors determines in good faith (after consultation with its advisors) is a superior proposal, then the Board of Directors may approve and recommend the superior proposal and, in connection with the superior proposal, withdraw or modify its recommendation to approve the Merger Agreement (after consultation with its outside legal counsel).

Additional Agreements

Each of the Company, Parent and Merger Sub has agreed to cooperate with each other and use reasonable best efforts to take all actions and do all things necessary under the Merger Agreement to complete the merger. Company, Parent and Merger Sub, have as applicable, agreed, among other things, as follows:

•

the Company has agreed to hold a special meeting of its stockholders as soon as practicable after the Securities and Exchange Commission indicates that it has no further comments on this proxy statement for the purposes of adopting the Merger Agreement and approving the merger;

•	Parent has agreed to keep confidential information furnished by the Company in connection with the transactions contemplated in the Merger Agreement;

•

the Company has agreed to provide reasonable access to Parent and its representatives, during normal business hours and upon reasonable prior notice and without undue disruption of normal business activities, to officers, employees, agents and properties of the Company and its subsidiaries and related books and records;

•

Parent has agreed to provide indemnification to the directors, officers, employees and agents of the Company and its subsidiaries and maintain in effect for six years after the merger the Company’s existing directors’ and officers’ insurance or comparable insurance coverage, see “The Merger — Interests of Certain Persons in the Merger – Indemnification and Insurance” on page 32;

•	Parent and the Company have agreed to give prompt notice to the other party under the following circumstances:

•

if either of them receives material written notice or other written communication (i) from any person alleging that the consent of such person is or may be required in connection with the Merger Agreement or the merger, (ii) from any governmental authority in connection with the Merger Agreement and the merger, and (iii) from or to the Securities and Exchange Commission;

•	of any event or circumstance that would be likely to cause any condition to the Merger Agreement not to be satisfied; and

•

of any failure by Company, Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied pursuant to the Merger Agreement which would reasonably be expected to result in any condition to the obligations by any party to the merger not to be satisfied;

•

Parent and Company have agreed to file within 15 days of the date of the Merger Agreement, a Notification and Report Form under the HSR Act with the Federal Trade Commission. Parent has agreed to cooperate with the antitrust authorities in connection with the merger and must take all necessary actions to enable the closing to occur as soon as reasonably possible, including agreeing to divest assets;

•	Parent and the Company have agreed not to make any public announcement or release concerning the Merger Agreement or merger without the prior written consent of the other party;

•

Parent has agreed to make or cause to be made all payments due under any and all applicable bonus or other agreements between the Company and any of its employees, including all management stability agreements, long-term incentive bonus agreements and incentive bonus agreements. For a period of one year after the merger, any employees of the Company retained by Parent after the merger will receive compensation and benefits comparable in nature and amount to those provided by the Company immediately prior to the merger;

•

Parent and Merger Sub have agreed that the their obligation to complete the merger are not subject to a financing condition or the results of Parent’s efforts to obtain the full amount of financing required to complete the merger. Parent has further agreement to keep the Company reasonably informed of the status of its financing commitments and any material developments with respect thereto; and

•

the Company has agreed that it and its subsidiaries will cooperate with and assist Parent and Merger Sub (as reasonably requested) in connection with the arrangement of the financing contemplated by the financing commitments.

Conditions to Consummation of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the Merger Agreement are dependent on the satisfaction or wavier of the following conditions:

•	approval of the Merger Agreement and the merger by the stockholders of the Company;

•	no governmental entity having enacted, issued, promulgated, enforced, entered or issued any law; regulation or injunction preventing the merger; and

•	the expiration of any waiting period under the HSR Act.

In addition, the obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the Merger Agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

•

the Company’s representations and warranties must be true and correct as of the date that the merger is completed (except to the extent any such representations or warranties are made as of a specified date), except where the failure to be true and correct would not have a material adverse effect;

•

the Company must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the consummation of the merger;

•	there must not have been, since the date of the Merger Agreement, an event or change that has occurred and is continuing which has a material adverse effect on the Company;

•	Parent must have received from the Company a certificate consistent with the requirements of Treasury Regulation Section 1.1445-2(c)(3) related to the Federal Investment Real Property Tax Act; and

•	Parent must have received a certificate from an officer of the Company certifying that the Company has satisfied the conditions outlined in the first two bullet points above.

The Company’s obligations to consummate the merger and the other transactions contemplated by the Merger Agreement are further subject to the satisfaction or waiver of each of the following additional conditions:

•

Parent’s and Merger Sub’s representations and warranties that are qualified by materiality must be true and correct in all respects, and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date that the merger is completed;

•

Parent and Merger must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the consummation of the merger; and

•	the Company must have received a certificate from an officer of Parent certifying that Parent has satisfied the conditions outlined in the first two bullet points above.

The Company cannot assure the stockholders of the Company as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not consummated on or before August 31, 2007, either Parent or the Company may terminate the Merger Agreement, unless it is not consummated because of the breach of the Merger Agreement by the party seeking termination.

Several of the Company’s representations and warranties in the Merger Agreement are qualified by reference to whether the item in question has a “material adverse effect” on the Company. The Merger Agreement provides that a “material adverse effect” means any effect, event, change or state of facts that, individually or in the aggregate:

•	is or is reasonably expected to be materially adverse to the business, condition or results of operations of the Company and its subsidiaries, taken as a whole; or

•	prevents or materially delays the ability of the Company and its subsidiaries from performing their obligations under the Merger Agreement or from completing the merger.

However, the following effects, events, changes or state of facts will not be deemed to constitute a material adverse effect:

•	general changes in economic conditions which do not disproportionately affect the Company and its subsidiaries, taken as a whole;

•	changes or events affecting the Company’s industry generally which do not disproportionately affect the Company and its subsidiaries, taken as whole;

•

a change in the market price or trading volume of the common stock of the Company in and of itself, provided that the facts and circumstances giving rise to the decline in market price or trading volume of the Company’s common stock may be taken into account in determining whether there has been a material adverse effect on the Company;

•	any change in the financial or securities markets generally which do not disproportionately impact the Company and its subsidiaries, taken as a whole;

•

the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes or hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, to the extent that such effect does not disproportionately impact the Company and its subsidiaries, taken as a whole, more than other companies in the Company’s industry;

•

changes, effects or events resulting from or arising out of the public announcement of the Merger Agreement, the completion of the merger, or the obligations set forth in the Merger Agreement, including the departure of officers or other employees or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

•

any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the Securities and Exchange Commission or other accounting body with authority to promulgate U.S. generally accepted accounting principles;

•	any effect, event or change resulting from a breach of the Merger Agreement by Parent or Merger Sub;

•

any legal proceeding made or brought by any of the current or former stockholders of the Company arising out of or related to the Merger Agreement or any of the transactions contemplated by the Merger Agreement;

•

any downgrade in the debt rating of the Company or any of its subsidiaries by a nationally recognized rating agency in and of itself; provided that the facts and circumstances giving rise to the downgrade may be taken into account in determining whether there has been a material adverse effect on the Company; or

•

any effect, event or change resulting from or arising out of any change in any applicable law that does not have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to the effect on the other companies in the Company’s industry.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the stockholders:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if

•

the merger has not been consummated on or before August 31, 2007 (except that termination is not available to a party to the extent such party’s failure to fulfill any obligation under the Merger Agreement is the cause of, or resulted in, the failure of the merger to be consummated by such date);

•

any governmental authority has enacted, issued, promulgated, enforced or entered into any injunction, order, decree or ruling or taken any other action which has become final and non-appealable and has the effect of making the completion of the merger illegal or otherwise prevents or prohibits the completion of the merger; or

•	if the Merger Agreement fails to receive the requisite vote for adoption by the stockholders of the Company at the Special Meeting.

•	by the Company, if:

•

(i) any of the representations and warranties of Parent or Merger Sub that are qualified by materiality are untrue or inaccurate or any of the representations and warranties that are not so qualified are materially untrue or inaccurate as of the date of the Merger Agreement or as of the date that the merger is to be completed, or (ii) Parent or Merger Sub breaches any of its covenants or agreements in any material respect and such breach is not cured within 30 days of notice thereof from the Company. The Company may not terminate the Merger Agreement under this provision if it is in material breach of any of its obligations under the Merger Agreement; or

•

prior to obtaining stockholder approval of the Merger Agreement at the Special Meeting, the Company shall have received an unsolicited, bona fide written acquisition proposal which the Board of Directors determines (after consultation with its advisors), in the exercise of its fiduciary duties, is a superior proposal. The Company may only terminate the Merger Agreement under this provision if after providing written notice to Parent advising Parent that the Company has received the superior proposal Parent does not make an offer, within three days of the its receipt of the notice from the Company, that the Board of Directors determines in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as the superior proposal.

•	by Parent if:

•

(i) any of the representations and warranties of the Company are untrue or inaccurate as of the date of the completion of the merger (or to the extent any such representations or warranties are made as of a specified date as of that date), except where the failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect) would not, individually or in the aggregate, have a material adverse effect, or (ii) the Company breaches any of its covenants or agreements in any material respect and such breach is not cured within 30 days of notice thereof from Parent. Parent may not terminate the Merger Agreement under this provision if it or Merger Sub is in material breach of any of their respective obligations under the Merger Agreement;

•

the Board of Directors recommends a superior proposal and, in connection with the superior proposal, withdraws or modifies its recommendation to approve the Merger Agreement (referred to in this proxy statement as a “Change in Board Recommendation”); or

•	the Board of Directors recommends or approves an alterative acquisition proposal.

The Company will be obligated to pay Parent certain fees and expenses under the following events:

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000 if Parent terminates the Merger Agreement because of a breach by the Company of its representations, warranties or covenants.

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000 if Parent terminates the Merger Agreement as a result of a Change in Board Recommendation or the approval of an alternative acquisition proposal by the Board of Directors, or if the Company terminates the Merger Agreement to pursue a superior proposal. In addition, the Company will pay Parent a break-up fee of $13,900,000 if the Company closes an alternative acquisition proposal within 12 months of the termination of the Merger Agreement.

•

The Company will reimburse Parent for its termination expenses of up to $1,500,000 if Parent or the Company terminates the Merger Agreement as a result of the failure by the Company stockholders to approve the merger, and at or prior to the date of the Special Meeting, an alternative acquisition proposal has been announced. In addition, the Company must pay Parent a break-up fee of $13,900,000 if the Company closes an alternative acquisition proposal within 12 months of the termination of the Merger Agreement.

Parent will be obligated to reimburse the Company for its termination expenses of up to $1,500,000 and pay the Company liquidated damages in the amount of $13,900,000 if the Company terminates the Merger Agreement because of a breach by Parent or Merger Sub of their representations, warranties or covenants.

Guarantee

Carlyle Infrastructure Partners, L.P., a Delaware limited partnership and affiliate of Parent executed a Guarantee, dated as of January 28, 2007, which absolutely, unconditionally and irrevocably guarantees to the Company any obligations of Parent and Merger Sub to pay liquidated damages and termination expenses pursuant to the terms of the Merger Agreement as discussed above. The Guarantee is attached to this proxy statement as Exhibit B.

Management and Operations After the Merger

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, until their successors are elected or appointed or until the earlier of their death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, until their successors are elected or appointed or until the earlier of their death, resignation or removal.

Accounting Treatment

The merger will be accounted for as a purchase. Under the purchase method of accounting, the assets and liabilities of the Company, including identifiable intangibles, will be valued at their estimated fair value at the time of the merger. The excess of the consideration that Parent pays over the fair value of the Company’s assets will be recorded as goodwill on Parent’s financial statements, which goodwill is not amortized. Instead, goodwill is evaluated annually, or more frequently if impairment indicators arise, for impairment.

Expenses and Fees

Subject to the exceptions described above under “—Termination of the Merger Agreement”, whether or not the merger is consummated, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses.

Exchange Procedures

As promptly as practicable after the effective time of the merger, Parent or its paying agent will send to each stockholder of the Company a letter of transmittal and instructions for the exchange of the certificates representing shares of the common stock of the Company for the merger consideration and outstanding dividends. You must wait until you receive such instructions to exchange your certificates for the merger consideration and outstanding dividends.

You should not send in your certificates until you receive a letter of transmittal and instructions.

After you surrender to Parent or its paying agent certificates representing shares of the common stock of the Company with a properly completed letter of transmittal, Parent or its paying agent will mail you a check for the amount to which you are entitled (without interest), as provided in the Merger Agreement. Neither Parent nor its paying agent will be obligated to deliver the merger consideration or outstanding dividends to you, as a former stockholder of the Company, until you have surrendered your certificates representing shares of the common stock of the Company and all related documents.

After the effective time of the merger, the stock transfer ledger of the Company will be closed and no transfer of shares of the common stock of the Company by any stockholder will thereafter be made or recognized. If certificates representing shares of the common stock of the Company are presented for transfer after the effective time of the merger, they will be canceled and exchanged by Parent’s paying agent for a check for the amount (without interest) to which the stockholder is entitled as provided in the Merger Agreement.

Amendment of the Merger Agreement and Waiver

To the extent permitted by law, the parties may agree in writing to amend the Merger Agreement, whether before or after the stockholders of the Company have approved the Merger Agreement; provided, however, that after such approval by the stockholders of the Company no amendments may be made that decrease the amount or change the form of consideration to be received by the holders of the shares of Company common stock.

Any party may extend the time for the performance of any obligation or other act of any party to the Merger Agreement, waive in writing any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement, waive in writing compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement.

BUSINESS OF THE COMPANY

Background

The Company believes that it is the largest recycler of biosolids and other organic residuals in the United States and believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves more than 600 municipal and industrial water and wastewater treatment accounts with operations in 33 states and the District of Columbia.

Biosolids and other organic residuals are solid or liquid material generated by municipal wastewater treatment facilities or residual management facilities. The Company provides its customers with services and capabilities that focus on the beneficial reuse of organic nonhazardous residuals, including biosolids, resulting primarily from the wastewater treatment process. The Company believes that the services it offers are compelling to its customers because they allow the Company’s customers to avoid the significant capital and operating costs that they would have to incur if they internally managed their water and wastewater residuals.

The Company partners with its clients to develop cost-effective and environmentally sound solutions for their residuals processing and beneficial use requirements. The Company’s broad range of services include drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

Business Properties

The headquarters of the Company are located at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, and its telephone number is (713) 369-1700. The Company currently leases approximately 18,414 square feet of office space at the Company’s corporate office located in Houston, Texas. The Company also leases regional operational facilities in Houston, Texas; Mt. Arlington, New Jersey; Baltimore, Maryland; Naugatuck, Connecticut; and the Company has 18 district offices throughout the United States.

The Company owns and operates four drying and pelletizing facilities located in Sacramento, California; Baltimore, Maryland (two facilities); and New York, New York. The Company owns and operates four composting facilities located in Corona, California; Dos Palos, California; Salome, Arizona; and Kern County, California. The Company owns and operates three incineration facilities located in Waterbury, Connecticut; New Haven, Connecticut; and Woonsocket, Rhode Island. The Company also owns the underlying real estate located in Salome, Arizona and Kern County, California.

The Company operates three drying and pelletizing facilities located in Hagerstown, Maryland; Honolulu, Hawaii; and Pinellas County, Florida. The Company operates one composting facility located in Burlington, New Jersey. The Company also operates a wastewater treatment facility located in the Florida Keys.

The Company is in the process of building, and will own and operate, a composting facility in Okeechobee, Florida. The Company will also operate a drying and pelletizing facility located in Stamford, Connecticut once it is built.

The Company maintains permits, registrations or licensing agreements on more than 960,000 acres of land in 24 states for applications of biosolids.

Competition

The Company provides a variety of services relating to the transportation and treatment of wastewater residuals. Although water, land application, fertilizer, farming, consulting and composting companies provide some of the same services the Company offers, the Company believes that it is the only national company to provide a comprehensive suite of services. The Company is not aware of another company focused exclusively on the management of wastewater residuals from a national perspective. The Company has several types of direct competitors. The Company’s direct competitors include small local companies, regional residuals management companies, and national and international water and wastewater operations privatization companies.

The Company competes with these competitors in several ways, including providing quality services at competitive prices, partnering with technology providers to offer proprietary processing systems, and utilizing strategic land application sites. Municipalities often structure bids for large projects based on the best qualified bid, weighing multiple factors, including experience, financial capability and cost. The Company also believes that the full range of wastewater residuals management services that it offers provide a competitive advantage over other entities offering a lesser complement of services.

In many cases, municipalities and industries choose not to outsource their residuals management needs. In the municipal market, the Company estimates that up to 60 percent of the publicly owned treatment works plants are not privatized. The Company actively is reaching out to this segment to persuade them to explore the benefits of outsourcing these services to the Company. For these generators, the Company can offer increased value through numerous areas, including lower cost, ease of management, technical expertise, liability assumption/risk management, access to capital or technology and performance guarantees.

Legal Proceedings

The Company’s business activities are subject to environmental regulation under federal, state and local laws and regulations. In the ordinary course of conducting the Company’s business activities, the Company becomes involved in judicial and administrative proceedings involving governmental authorities at the federal, state and local levels. The Company believes that these matters will not have a material adverse effect on its business, financial condition and results of operations.

However, the outcome of any particular proceeding cannot be predicted with certainty. The Company is required under various regulations to procure licenses and permits to conduct the Company’s operations. These licenses and permits are subject to periodic renewal without which the Company’s operations could be adversely affected. There can be no assurance that any change in regulatory requirements will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Reliance Insurance

For the 24 months ended October 31, 2000 (the “Reliance Coverage Period”), the Company insured certain risks, including automobile, general liability, and worker’s compensation, with Reliance National Indemnity Company (“Reliance”) through policies totaling $26 million in annual coverage. On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order appointing the Pennsylvania Insurance Commissioner as Rehabilitator and directing the Rehabilitator to take immediate possession of Reliance’s assets and business. On June 11, 2001, Reliance’s ultimate parent, Reliance Group Holdings, Inc., filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. On October 3, 2001, the Pennsylvania Insurance Commissioner removed Reliance from rehabilitation and placed it into liquidation.

Claims have been asserted and/or brought against the Company and its affiliates related to alleged acts or omissions occurring during the Reliance Coverage Period. It is possible, depending on the outcome of possible claims made with various state insurance guaranty funds, that the Company will have no, or insufficient, insurance funds available to pay any potential losses. There are uncertainties relating to the Company’s ultimate liability, if any, for damages arising during the Reliance Coverage Period, the availability of the insurance coverage, and possible recovery for state insurance guaranty funds.

In June 2002, the Company settled one such claim that was pending in Jackson County, Texas. The full amount of the settlement was paid by insurance proceeds; however, as part of the settlement, the Company agreed to reimburse the Texas Property and Casualty Insurance Guaranty Association an amount ranging from $0.6 to $2.5 million depending on future circumstances. The Company estimated its exposure at approximately $1.0 million for the potential reimbursement to the Texas Property and Casualty Insurance Guaranty Association for costs associated with the settlement of this case and for unpaid insurance claims and other costs (including defense costs) for which coverage may not be available due to the liquidation of Reliance. The Company believes accruals of approximately $1.0 million as of December 31, 2006, are adequate to provide for its exposures. The final resolution of these exposures could be substantially different from the amount recorded.

Design and Build Contract Risk

The Company participates in design and build construction operations, usually as a general contractor. Virtually all design and construction work is performed by unaffiliated subcontractors. As a consequence, the Company is dependent upon the continued availability of and satisfactory performance by these subcontractors for the design and construction of the Company’s facilities. There is no assurance that there will be sufficient availability of and satisfactory performance by these unaffiliated subcontractors. In addition, inadequate subcontractor resources and unsatisfactory performance by these subcontractors could have a material adverse effect on the Company’s business, financial condition and results of operation. Further, as the general contractor, the Company is legally responsible for the performance of its contracts and, if such contracts are under-performed or not performed by its subcontractors, the Company could be financially responsible. Although the Company’s contracts with its subcontractors provide for indemnification if the Company’s subcontractors do not satisfactorily perform their contract, there can be no assurance that such indemnification would cover the Company’s financial losses in attempting to fulfill the contractual obligations.

Other

There are various other lawsuits and claims pending against the Company that have arisen in the normal course of business and relate mainly to matters of environmental, personal injury and property damage. The outcome of these matters is not presently determinable but, in the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows.

Management

The following table presents certain information about the directors and executive officers of the Company:

Name	Age	Present Occupation and Principal Occupation for Last Five Years	Position and Office Held with the Company	Director or Executive Officer Since
Robert C. Boucher, Jr.	42	CEO since 2003. Prior to joining the Company in 2002, served as Regional Vice President of Allied Waste Industries from 1997 to 2002	Chief Executive Officer, President and Director	2002

J. Paul Withrow	41	Chief Financial Officer; Senior Executive Vice President since 2003	Chief Financial Officer, Senior Executive Vice President and Director	1999

Alvin L. Thomas II	41	Executive Vice President and General Counsel	Executive Vice President, Secretary, General Counsel	1998

Thomas M. Urban	49	Prior to joining the Company in 2005, served as Corporate Controller and Chief Accounting Officer of Gundle/SLT Environmental, Inc. from 1997 to 2005	Vice President, Chief Accounting Officer, and Controller	2005

Ross M. Patten	63	Chairman of the Board	Chairman of the Board	1998

Nolan Lehmann	62	Prior to joining the Company in 2006, served as President of Equus Capital Management Corporation from 1983 to 2005	Director	2006

Roger J. Klatt	68	Prior to joining the Company in 2006, served as Executive Vice President and Chief Financial Officer of Gundle/SLT Environmental, Inc. from 1994 to 2004	Director	2006

James B. Mattly	65	Prior to joining the Company in 2005, served as Chief Executive Officer and President of Loomis, Fargo & Co. from 1997 to 2004	Director	2005

Gene A. Meredith	65	Prior to joining the Company in 1998, served as Chairman, President and Chief Executive Officer of Mid-American Waste Systems from 1995 to 1997	Director	1998

George E. Sperzel	55	A principal with GTCR Golder Rauner, LLC (“GTCR”). Prior to joining GTCR in 2002, served as Senior Vice President and Chief Financial Officer of Alliant Exchange from 2000 to 2002	Director	2004

Alfred Tyler 2nd	64	Prior to joining the Company in 1998, served as President and Chief Executive Officer of Enviro-Gro Technologies until 1992	Director	1998

The directors and executive officers of the Company listed above own and/or control the voting rights of a total of 2,570,582 shares of the common stock of the Company (i.e., 3.3% of the outstanding shares of the common stock).

Employees

As of December 31, 2006, the Company had 976 full-time employees. These employees include approximately 16 executive and non-executive officers, 135 operations managers, 55 environmental specialists, 62 maintenance personnel, 177 drivers and transportation personnel, 78 land application specialists, 286 general operation specialists, 28 sales employees and 139 technical support, administrative, financial and other employees. Additionally, the Company uses contract labor for various operating functions, including hauling and spreading services, when it is economically advantageous.

Although the Company has approximately 30 union employees, its employees are generally not represented by a labor union or covered by a collective bargaining agreement. The Company believes it has good relations with its employees. The Company provides its employees with certain benefits, including health, life, dental, and accidental death and disability insurance and 401(k) benefits.

Management Stockholdings

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at February 9, 2007, by (i) all current directors, (ii) the Chief Executive Officer, (iii) the next three most highly compensated executive officers, and (iv) all directors and all executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person. Unless otherwise specified, the address of the individuals below is c/o Synagro Technologies, Inc., 1800 Bering Drive, Suite 1000, Houston, Texas 77057.

Name of Person or Identity of Group	Number of Shares(1)	Percent of Class
Ross M. Patten(1)	510,785	*

Robert C. Boucher, Jr.(1)	808,068	1.0%

J. Paul Withrow(1)	569,396	*

Roger J. Klatt(1)	16,667	*

Nolan Lehmann(1)(2)	23,667	*

James B. Mattly(1)	43,333	*

Gene A. Meredith(1)(3)	127,411	*

George E. Sperzel	—	*

Alfred Tyler, 2nd(1)	91,673	*

Alvin L. Thomas II(1)	348,357	*

Thomas M. Urban(1)	31,225	*

All directors and executive officers as a group (11 persons)	2,570,582	3.3%

*	Less than 1% of outstanding shares

(1)	The directors and executive officers have the right to acquire the following shares of Common Stock underlying stock options within 60 days of February 9, 2007, through the exercise of stock options: Mr. Patten—399,779; Mr. Boucher—679,834; Mr. Withrow—456,513; Mr. Klatt—16,667; Mr. Lehmann— 16,667; Mr. Mattly—43,333; Mr. Meredith—25,000; Mr. Tyler—57,643; Mr. Thomas—340,000; and Mr. Urban–20,000.
(2)	Mr. Lehmann directly owns 5,000 shares and indirectly owns, through a limited partnership, 2,000 shares.
(3)	Mr. Meredith shares voting power on 102,411 shares of Common Stock with his spouse.

OTHER INFORMATION

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at February 23, 2007, by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock. As required by the Commission, the ownership percentages shown reflect beneficial ownership by a stockholder as if no other stockholder has exercised options.

Name of Person or Identity of Group Shares	Number of Shares	Percent of Class
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, CA 90401	4,197,867	5.4%

River Road Asset Management, LLC(2) 462 S. 4th St., Ste. 1600 Louisville, KY 40202	5,167,627	6.6%

Thornburg Investment Management, Inc.(3) 119 East Marcy Street Santa Fe, New Mexico 87501	6,550,755	8.3%

Neuberger Berman Inc.(4) 605 Third Avenue New York, NY 10158	6,812,850	8.7%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	7,152,850	9.1%

PowerShares Exchange—Traded Fund Trust(6) 301 West Roosevelt Road Wheaton, Illinois 60187	7,789,942	9.9%

(1)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 2, 2007.
(2)	Based on a Schedule 13G filed by River Road Asset Management, LLC with the Securities and Exchange Commission on February 9, 2007.
(3)	Based on a Schedule 13G filed by Thornburg Investment Management, Inc. with the Securities and Exchange Commission on February 12, 2007.
(4)	Based on a Schedule 13G filed by Neuberger Berman Inc. with the Securities and Exchange Commission on February 13, 2007. Beneficial owners associated with Neuberger Berman Inc. include Neuberger Berman, LLC and Neuberger Management Inc.
(5)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2007.
(6)	Based on a Schedule 13G filed by PowerShares Capital Management LLC with the Securities and Exchange Commission on January 10, 2007.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters that will be presented for consideration at the Special Meeting of the stockholders of the Company other than those described herein. However, if any other matters properly are brought before the Special Meeting or any adjournment or postponement thereof and are voted upon, it is intended that the proxies will act in accordance with their best judgment unless “Authority Withheld” is indicated in the appropriate box on the proxy card.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act. The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the Securities and Exchange Commission. You may read and copy the Company’s filings at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the Securities and Exchange Commission’s public reference room. The Company’s filings with the Securities and Exchange Commission are also available to the public from its website at www.sec.gov.

By Order of the Board of Directors,

Alvin L. Thomas II

Secretary

March 1, 2007

PROXY

THE COMMON STOCK

SYNAGRO TECHNOLOGIES, INC.

1800 Bering Drive, Suite 1000

Houston, Texas 77057

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned stockholder of Synagro Technologies, Inc. (the “Company”) hereby appoints Robert C. Boucher, Jr., J. Paul Withrow, and Alvin L. Thomas II, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, and hereby authorizes him or them to represent and to vote, as designated below, in respect of the undersigned’s shares of the common stock of the Company at the Special Meeting of Stockholders to be held at 1800 Bering Drive, Suite 1000, Houston, Texas 77057, at 10:30 am, local time, on March 29, 2007, and at any or all adjournments thereof, the number of shares the undersigned would be entitled to vote if personally present.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE AT 1-800-652-VOTE (8683) OR ON THE INTERNET AT WWW.INVESTORVOTE.COM.

(Continued and to be signed on reverse side.)

1

FOLD AND DETACH HERE

SYNAGRO TECHNOLOGIES, INC.

PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY [X].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW

1.	PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 28, 2007, AMONG THE COMPANY, SYNATECH HOLDINGS, INC. AND SYNATECH, INC. AND TO APPROVE THE MERGER CONTEMPLATED BY THAT AGREEMENT.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	IN THE DISCRETION OF THE PROXIES, TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

☐ GRANT AUTHORITY ☐ AUTHORITY WITHHELD

3.	PROPOSAL TO APPROVE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER DATED JANUARY 28, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

This Proxy, when properly executed, will be voted as directed, but if no instructions are specified, this Proxy will be voted for the proposal set forth above. If any other business is presented at the Special Meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. All prior proxies are hereby revoked.

Dated: , 2007

Signature

Signature if held jointly

Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE AT 1-800-652-VOTE (8683) OR ON THE INTERNET AT WWW.INVESTORVOTE.COM.

2

Exhibit A

AGREEMENT AND PLAN OF MERGER

dated as of

January 28, 2007

among

SYNAGRO TECHNOLOGIES, INC.

SYNATECH HOLDINGS, INC.

and

SYNATECH, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 28, 2007 among SYNAGRO TECHNOLOGIES, INC., a Delaware corporation (the “Company”), SYNATECH HOLDINGS, INC., a Delaware corporation (“Parent”), and SYNATECH, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interest of the Company and the Company’s stockholders, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent and Merger Sub have each (i) unanimously approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement, and (ii) unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.002 per share of the Company (the “Company Common Stock”), will be converted into the right to receive $5.76 per share in cash, without interest, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue under the name “Synagro Technologies, Inc.” as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Locke Liddell & Sapp LLP, 600 Travis Street, Suite 3400, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by Parent and the Company.

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the Closing, the parties hereto shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, except that the references to Merger Sub’s name shall be replaced by references to Synagro Technologies, Inc..

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, the following shall occur by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b), Shares owned by any direct or indirect wholly owned subsidiary of the Company and not owned on behalf on a third person and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount per Share (subject to any applicable withholding Tax specified in Section 2.02(f) hereof) equal to $5.76 in cash, without interest (the “Merger Consideration”). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock (other than holders of Dissenting Shares), including any shares of restricted stock of the Company issued under the Company’s 2005 Restricted Stock Plan, whether or not restrictions have lapsed, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared but unpaid dividends, including the Stub Period Dividend, if applicable, upon surrender of such certificates in accordance with Section 2.02, without interest.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of

Parent immediately prior to the Effective Time and not owned on behalf of a third person shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.002 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the (A) aggregate Merger Consideration, (B) the aggregate amount of cash dividends, if any, that (x) were declared after the date hereof and are expressly permitted hereunder to have been so declared, (y) have a record date prior to the Effective Time, and (z) are unpaid at the Effective Time (such dividends, including the Stub Period Dividend, the “Outstanding Dividends”) and (C) Option Payments (as defined below) in accordance with this Article II. Parent shall provide the Paying Agent with irrevocable instructions and authority to pay each respective holder of record (or otherwise pursuant to Section 2.02(b) below) of certificates evidencing Shares (other than any Shares cancelled pursuant to Section 2.01(b), Shares owned by any direct or indirect wholly owned subsidiary of the Company and any Dissenting Shares), as evidenced by a list of such holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, the Merger Consideration upon surrender of certificates that formerly evidenced Shares and the amount of Outstanding Dividends due thereon. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Company Stock Options and separate and apart from its other funds, as a trust fund, cash in an amount sufficient to pay the aggregate Merger Consideration and Outstanding Dividends required to be paid pursuant to Section 2.01(a) and the aggregate Option Payments required to be paid pursuant to Section 2.04(b) (such cash to pay the Merger Consideration, Outstanding Dividends and the Option Payments being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration and Outstanding Dividends pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof)) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration and Outstanding Dividends. Upon surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of the Shares represented by such Certificate (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor the Merger Consideration and Outstanding Dividends pursuant to Section 2.01(a) in respect of the Shares formerly represented by such Certificate (or effective affidavits of loss in lieu thereof), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration and Outstanding Dividends may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration and Outstanding Dividends to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and Outstanding Dividends to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. The method of payment of cash for Shares converted into the right to receive the Merger Consideration and Outstanding Dividends shall be by wire transfer, bank check or other method that will provide a holder of Shares not later than second day funds. Parent shall instruct the Paying Agent to timely pay the Merger Consideration and Outstanding Dividends.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund. At any time which is more than one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any Exchange Funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the Exchange Funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration and Outstanding Dividends upon surrender of the Certificates held by them, without any interest thereon; provided, that such Person shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the Exchange Funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. None of the Paying Agent, Merger Sub, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration and Outstanding Dividends to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. At or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration and Outstanding Dividends to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options.

(a) As part of the Transactions (as defined in Section 3.04), the Company shall use its reasonable best efforts to ensure that (i) immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock granted under any Company Stock Plan shall become immediately vested and exercisable in full, (ii) at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) shall be canceled as of the Effective Time in exchange for the consideration contemplated by Section 2.04(b), and (iii) at the Effective Time, all of the Company Stock Plans shall be terminated, in each case, in accordance with and pursuant to the terms of the Company Stock Plans and without the creation of additional liability to the Company or any Subsidiaries.

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time, whether or not exercisable at the Effective Time, and has an exercise price per share of Company Common Stock that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid out of the Exchange Fund as promptly as practicable after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of Shares issuable upon exercise, whether or not exercisable at the Effective Time, of such Company Stock Option (the “Option Payment”). Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements, and shall be by wire transfer, bank check or other method that will provide a holder of Shares not later than second day funds. Parent shall instruct the Paying Agent to timely pay the Option Payments; provided, however that Parent may distribute at the Effective Time, or cause the Paying Agent to distribute, the Option Payment to the Surviving Corporation for distribution by the Surviving Corporation to holders of Company Stock Options through the Company’s normal payroll procedures.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration and Outstanding Dividends, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the preceding sentence.

(b) The Company shall give Parent (i) notice as promptly as practicable of any demands received by the Company for appraisal of any Shares and withdrawals of such demands and (ii) the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, except to the extent it is expressly required to do so by court order.

SECTION 2.06 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the schedules attached hereto (the “Company Schedules”) or as disclosed in the SEC Reports publicly available prior to the date of this Agreement (other than forward looking statements set forth in the “risk factors” and “management’s discussion and analysis of financial condition and results of operations” portions of the SEC Reports), the Company hereby makes the following representations and warranties to Parent and Merger Sub. Any disclosures in any section of the Company Schedules shall qualify any other section in this Article III to the extent relevant, as long as the applicability of such matter to such other section is reasonably apparent on its face, and disclosure in any section of the Company Schedules shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement.

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing (where such concept exists), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

(b) Schedule 3.01(b) sets forth a true and complete list of all the Company’s Subsidiaries and the jurisdiction of organization thereof. All the outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Liens, other than Liens securing Company indebtedness. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them are bound relating to the voting of any shares of capital stock of the Company’s Subsidiaries. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any other Person.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, or equivalent organizational documents, in each case as amended to date (“Organizational Documents”), of the Company and each Material Subsidiary. Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Material Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Organizational Documents. No Subsidiary has been in material violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2003.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.002 per share (“Preferred Stock”). As of the date of this Agreement, (i) 77,818,096 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, (iv) 5,241,548 shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Plans at a weighted average per share exercise price of $3.16, and (v) 7,512,197 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plans (including shares reserved pursuant to outstanding Company Stock Options). All of the aforesaid shares of Company Common Stock and Company Stock Options have been offered, sold and delivered by the Company in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, no shares of Preferred Stock are issued and outstanding. Except as set forth on Schedule 3.03(a), there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other Equity Interests in, the Company or any Subsidiary, (B) outstanding voting securities of the Company or any Subsidiary (other than Company Common Stock) or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Subsidiary, or (C) outstanding equity equivalents, interests in the ownership or earnings of the Company or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any issued or unissued shares of Company Common Stock or any Equity Interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to the holding, disposition, voting or dividends with respect to any issued or unissued Equity Interests of the Company or of any Subsidiary, or that restricts the transfer of any issued or unissued Equity Interests of the Company. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full to the Company’s paying agent.

(b) Each outstanding share of capital stock or other Equity Interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or other Equity Interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens (other than Liens securing Company indebtedness) of any nature whatsoever.

(c) Except as set forth on Schedule 3.03(c), neither the Company nor any of its Subsidiaries have any outstanding indebtedness for borrowed money not reflected in the Financial Statements.

SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the required approval and adoption of this Agreement and the Transactions by the Company’s stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”). Subject to the required approval and adoption of this Agreement and the Transactions by the Company’s stockholders, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, materially conflict with or violate any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth on Schedule 3.05(a)(iii), result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in the loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, Permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except with respect to (ii) and (iii) above for those conflicts, violations, breaches, defaults or losses, or for which the failure to obtain such consents, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not been advised of any reason why the consents required under the contracts set forth on Schedule 3.05(a)(iii) could not be obtained prior to the Closing.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) as may be required by the Exchange Act, (ii) the filing with the SEC of the Proxy Statement, (iii) any filings required under the rules and regulations of the NASDAQ Stock Market, Inc. (“NASDAQ”), (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (v) as may be required pursuant to state securities, takeover and “blue sky” laws, (vi) any filings and consents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Material Adverse Effect, or (viii) as otherwise listed on Schedule 3.05(b).

(c) Except as set forth on Schedule 3.05(c), no Subsidiaries of the Company are prohibited by any contractual obligations (other than the Company’s existing senior credit facilities) from guaranteeing any obligations of the Company under its senior credit facilities (including the Financings) or from securing such guarantees with a lien on substantially all of their assets.

SECTION 3.06 Company Permits; Compliance. Each of the Company and each Subsidiary is in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. Each of the Company and each Subsidiary is, and has been, in compliance with, and has taken any necessary steps to become in compliance with: (a) any Material Contract or Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound; and (b) any Law applicable to such entity or by which any property or asset of such entity is bound or affected; and all notices, reports, documents and other information required to be filed under any Material Contract, Permit, or Law were properly filed and were in compliance with such Material Contract, Permit, or Law, except where such failure to file or to be in compliance would not have a Material Adverse Effect.

SECTION 3.07 SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since January 1, 2003 (as amended to date, the “SEC Reports”). The Company has delivered or made available to Parent copies of all such SEC Reports. As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects in accordance with the then-applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act, as the case may be, in each case, the rules and regulations promulgated thereunder. None of the SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (collectively, and including, in each case, any notes and schedules thereto, the “Financial Statements”) contained in the SEC Reports, fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K or any successor forms under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Except (a) as reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, (b) for liabilities or obligations incurred in the ordinary course of business since September 30, 2006, (c) liabilities and obligations arising under this Agreement, (d) liabilities or obligations which have been discharged or paid in full in the ordinary course of business and in a manner consistent with past practice, and (e) liabilities and obligations that would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

(d) Except as set forth on Schedule 3.07(d), neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees), and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

SECTION 3.08 Information Supplied.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their Representatives specifically for use therein.

SECTION 3.09 Absence of Certain Changes or Events. Except as set forth on Schedule 3.09:

(a) Since September 30, 2006 through to the date hereof, there has not been any Material Adverse Effect or any event or circumstance that would reasonably be expected to have a Material Adverse Effect.

(b) Since September 30, 2006 through to the date hereof, except as expressly contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice.

(c) Since September 30, 2006 through to the date hereof, except as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has:

(i) amended or otherwise changed its Organizational Documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; except for dividends declared and paid in the accordance with the Company’s dividend policy referenced in the SEC Reports and consistent with past practice;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) materially increased, or announced the increase of, the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

(v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Material Adverse Effect;

(vi) made any change in financial or Tax accounting methods, practices or policies other than as required by GAAP or a Governmental Authority;

(vii) (A) acquired from any Person (by merger, consolidation, acquisition of stock or assets or otherwise), or sold or disposed of (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein, or any assets of any Person which are material to the Company and its Subsidiaries, taken as a whole, except in connection with acquisitions or dispositions of inventory or equipment in the ordinary course of business in a manner consistent with past practice, (B) incurred or guaranteed, or modified in any material respect, any material indebtedness for borrowed money or (C) made any material loans, advances or capital contributions to any other Person (other than a Subsidiary of the Company);

(viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability, except as required by applicable Law;

(ix) commenced or settled any material Action; or

(x) announced an intention, entered into any formal or informal agreement or otherwise made a commitment to do any of the foregoing.

SECTION 3.10 Absence of Litigation. Except as set forth on Schedule 3.10, neither the Company nor any Subsidiary is a party to any, and there is no pending or, to the knowledge of the Company, threatened, litigation, suit, claim, action, proceeding, hearing, petition, grievance, review, complaint or investigation (an “Action”), the outcome of which would have a Material Adverse Effect. There is no judgment, decree, injunction, writ or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries (or any of their respective assets or properties) except as would not have a Material Adverse Effect. Schedule 3.10 sets forth a list of all Actions to which the Company or any of its Subsidiaries is subject, involving (a) monetary claims against the Company or any of its Subsidiaries for more than $500,000 or (b) a request for injunctive relief.

SECTION 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(b) Neither the Company nor any Subsidiary has now or any time contributed to, sponsored, maintained or had any liability with respect to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. Except as set forth on Schedule 3.11(b), no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). Except as set forth on Schedule 3.11(b), there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any actual or contingent material liability under the terms of such Plan or any applicable Law.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such letter.

(e) (i) Each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

(f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 Labor and Employment Matters. Except as set forth on Schedule 3.12, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 3.12, as of the date hereof, there are no complaints or representation claims pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

SECTION 3.13 Real Property; Title to Assets.

(a) Schedule 3.13(a) sets forth a true, correct and complete list of all of the Material Real Property used in connection with the business of the Company or any Subsidiary, or owned or leased by the Company or any Subsidiary, including:

(i) with respect to each parcel of Material Owned Real Property, (A) the street address of such parcel of Material Owned Real Property and (B) the current owner of such parcel of Material Owned Real Property; and

(ii) with respect to each lease of Material Leased Real Property, the parties to and the date of such lease.

(b) The Company and each of its Subsidiaries has good fee simple title to all of the Material Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 3.13(b), there are no outstanding options, right of first offer or rights of first refusal to purchase the Material Owned Real Property or any portion thereof or interest therein. There are no leases, subleases, licenses concessions or other agreements (written or oral) granting any person the right to use or occupy the Material Owned Real Property except as set forth on Schedule 3.13(b). The Company has previously made available to Parent a true, correct and complete copy of each title insurance policy, title opinion, survey and appraisal relating to the Material Owned Real Property which is in its possession or reasonably available to it, without representation or warranty as to the specific matters set forth therein.

(c) All Material Leased Real Property is leased by the Company and its Subsidiaries (as the case may be) under valid and subsisting leases or subleases. Neither the Company nor any Subsidiary has received written notice of any material breach or default, or cancellation or termination thereunder. The Company does not have knowledge of any condition, event or circumstance which with notice or lapse of time, or both, would constitute a material breach or default under such lease or sublease.

(d) The Company and its Subsidiaries own, lease or have the right to use all the Material Real Property and material assets for the conduct of their respective business free and clear of all Liens, except Permitted Liens. In the case of material leased equipment and other material tangible assets, the Company and its Subsidiaries hold valid leasehold interests in such assets, free and clear of all Liens, except Permitted Liens.

(e) Schedule 3.13(e) sets forth an accurate listing of each lease of real property pursuant to which the Company or any Subsidiary acts as lessor and which has an annual rental amount in excess of $500,000.

SECTION 3.14 Intellectual Property.

(a) Schedule 3.14(a) sets forth an accurate and complete description of all patents and patent applications, registered trademarks, trade names and service marks, domain names, and registered copyrights, together with applications to register the same, for each of the foregoing owned by the Company and material to the business of the Company and its subsidiaries taken as a whole (“Registered Intellectual Property”). Excluding “shrinkwrap” or “clickwrap” agreements or agreements contained in or pertaining to “off-the-shelf” software, the Company has not entered into any material agreements relating to Intellectual Property. Except for such agreements entered into by the Company in connection with the sale process that resulted in the execution and delivery of this Agreement, the Company has not entered into any nondisclosure or confidentiality agreements which remain in effect under which any trade secrets or other material confidential or proprietary information of the Company has been or will be disclosed to a third party.

(b) Except as would not constitute a Material Adverse Effect, the conduct of the business of the Company and the Subsidiaries as it has been, or as it currently is conducted, does not and has not infringed upon, misappropriated, diluted or violated the Intellectual Property rights of any third party. There are no pending actions against the Company or the Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notice alleging that the conduct of the business of the Company and the Subsidiaries, as it currently is conducted or as it has been conducted, may or has infringed upon, misappropriated, diluted or violated the Intellectual Property rights of any third party. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written communication containing an offer to license to the Company or any of its Subsidiaries, or a request that the Company or any of its Subsidiaries consider whether it wishes to obtain a license, under any patent owned by a third party. With respect to each material item of Intellectual Property that is owned by the Company or a Subsidiary, including the Registered Intellectual Property (“Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business in an unrestricted fashion. With respect to each material item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary (“Licensed Intellectual Property”), the Company or a Subsidiary has a legally enforceable right to use, under valid and subsisting written license agreements, the Licensed Intellectual Property in the continued operation of its respective business. The Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in and necessary for the operation of the businesses of the Company and the Subsidiaries as currently conducted. The Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. None of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part. To the knowledge of the Company, no person is engaging in any activity that infringes upon, misappropriates or dilutes any of the Owned Intellectual Property. To the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license and is in full force and effect. To the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder. Neither the execution of this Agreement nor the consummation of any Transaction will result in the loss or impairment of, or give rise to any right of any third party to terminate or otherwise modify any of the Company’s rights with respect to any Owned Intellectual Property or Licensed Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole.

(c) For purposes of this Agreement, “Intellectual Property” means all rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) patents, patent rights, patent applications and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, symbols, domain names and other source identifiers, and registrations and applications for registration thereof, including all renewals of and goodwill associated with the same; (iii) all registered and unregistered copyrightable works (whether published or unpublished), copyrights, and registrations and applications for registration thereof; and (iv) confidential and proprietary information, including trade secrets, works of authorship, inventions, improvements, methods, formulas, research and test data, designs, specifications, technical data, know-how, moral rights, and all other confidential, proprietary, or intellectual property rights.

SECTION 3.15 Taxes. Except as set forth on Schedule 3.15:

(a) The Company and the Subsidiaries (i) have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid in all material respects all Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been withheld and remitted to the applicable taxing authority.

(b) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has not set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

(c) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

(d) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(e) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(f) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

(g) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature.

(i) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

SECTION 3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Except as set forth on Schedule 3.16(a), the Company, its Subsidiaries and any of their respective predecessors in interest are in compliance with, and, to the knowledge of the Company, have not violated, any standards or requirements imposed under any Environmental Law. The Company and its Subsidiaries have obtained and are in compliance with all terms and conditions of all Environmental Permits required for the operation of their business in compliance with Environmental Laws. Schedule 3.16(a) sets forth all material Permits, licenses and other authorizations issued under any Environmental Law relating to the Company, its Subsidiaries and any of their respective predecessors in interest.

(b) There are no past or present events or conditions with respect to the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective predecessors in interest that would reasonably be expected to form the basis of any claim or investigation (i) under any Environmental Law, or (ii) based on or related to the Management of any Hazardous Substance.

(c) Except as set forth on Schedule 3.16(c), to the knowledge of the Company, there is and has been no Release or threat of Release of Hazardous Substances at, on, under or affecting: (i) any of the properties currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any of their respective predecessors in interest, (ii) any property to which the Company, its Subsidiaries or any of their respective predecessors in interest have sent waste for disposal or (iii) any location at which Hazardous Substances are present for which the Company or any of its Subsidiaries is or has been alleged to be liable, under conditions in the case of either (i) or (ii) that would reasonably be expected to result in a liability or obligation to the Company or any of its Subsidiaries, or, as the Company and its Subsidiaries are currently operated, adversely affect the revenues of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.16(c), there are no written claims or notices pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or liability or obligations under any Environmental Law relating to the Company, its Subsidiaries or any of their respective predecessors in interest, or otherwise concerning the presence or release of Hazardous Substances; and none of the Company or any of its Subsidiaries has received any written notice of, is a party to, or is likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all studies, audits, assessments or investigations (including without limitation, Phase I and Phase II investigation reports) concerning any facilities or real property ever owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors in interest or compliance with, or liability or obligations under, Environmental Laws affecting the Company, any Subsidiary or any of their respective predecessors in interest that are in the possession or control of the Company or any Subsidiary.

(d) There are no liabilities of any third party arising out of or related to Environmental Laws or Hazardous Substances that the Company, its Subsidiaries or any of their respective predecessors in interest have expressly agreed to assume or retain by contract or otherwise.

(e) The Company and its Subsidiaries are not operating, and, to the knowledge of the Company, are not required to be operating, under any consent or compliance order, decree or agreement issued or entered into, under or pertaining to any Environmental Law.

(f) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, foreign or any other Governmental Authority, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the Management or Remediation of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health, including exposure of persons to Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification, certificate, consents, orders or any other authorization of Governmental Authorities, required under Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as, or regulated under, any Environmental Laws as toxic waste, hazardous material, hazardous waste, hazardous substances, acutely or extremely hazardous waste, pollutants, contaminants, or words of similar import, in or regulated under United States federal statutes and any analogous state statutes, all as amended as of the date hereof, and all regulations thereunder, including without limitation: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Clean Air Act, and the Toxic Substances Control Act, the Occupational Safety and Health Act, and the New Jersey Industrial Sites Recovery Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

(iv) “Management” means with respect to any substance or material, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation, Release, Remediation or disposal of such substance or material.

(v) “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) and (D) of 42 U.S.C. 9601(22).

(vi) “Remediation” means (A) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (B) any “corrective action” as that term has been construed by governmental authorities pursuant to 42 U.S.C. § 6924.

SECTION 3.17 Material Contracts.

(a) Schedule 3.17(a) contains a list of each contract (collectively, together with all contracts and other documents listed on the Exhibit Index to the Company’s most recent Annual Report on Form 10-K, the “Material Contracts”) to which the Company or any Subsidiary is a party or by which it is bound that:

(i) contains unfulfilled obligations of the Company to provide services to customers with aggregate annual revenues to the Company or any of its Subsidiaries likely to be in excess of $1,000,000 or more and which has a term of more than one (1) year;

(ii) requires an aggregate annual payment by the Company or any of its Subsidiaries of $1,000,000 or more which has a term of more than one (1) year and that cannot be cancelled or otherwise terminated on less than 120 days notice;

(iii) contains covenants limiting the freedom of the Company of any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of the Company or any of its Subsidiaries to acquire equity securities of any Person;

(iv) is an employment, severance, retention, consulting, loan or indemnification contract applicable to any current or former employee of the Company or any of its Subsidiaries, including contracts to employ executive officers and other contracts with officers and directors of the Company or any of its Subsidiaries, other than any such contract that is terminable by the Company or any of its Subsidiaries before and after the Effective Time on not more than 60 days’ notice without penalty or cost to the Company or any Subsidiary;

(v) relates to indebtedness for borrowed money, notes payable, debt securities, letters of credit or surety bonds or guaranties of debt of any third party (other than Subsidiaries of the Company);

(vi) is with any director, officer or Affiliate; or

(vii) is a material joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries and entered into on or after January 1, 2004.

(b) Except as set forth in Section 3.17(b) and except as would not have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is, and, to the Company’s knowledge, no other party is, in breach or violation of, or default under, any Material Contract, (ii) neither the Company nor any of its Subsidiaries has received any written claim of default under any Material Contract, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any schedules and amendments thereto.

SECTION 3.18 Insurance. The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in such amounts with such deductibles and against such risks and losses as are, in the reasonable opinion of the management of the Company, adequate for the business engaged in by the Company and its Subsidiaries.

SECTION 3.19 Board Approval; State Antitakeover Statutes; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved this Agreement, (ii) determined that the Merger Consideration is fair to the Company’s stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

(b) The Company Board has taken all actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Takeover Laws”) shall be applicable to the Merger or the other Transactions as currently contemplated by the Agreement.

(c) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

SECTION 3.20 Corrupt Gifts and Payments. To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

SECTION 3.21 Opinion of Financial Advisor. The Company Board shall receive a written opinion from Lehman Brothers Inc. dated as of the date of this Agreement and addressed to the Company Board to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, that, from a from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders. An executed copy of the opinion has been delivered to Parent for informational purposes only.

SECTION 3.22 Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any engagement letter between the Company and Lehman Brothers Inc. pursuant to which Lehman Brothers Inc. could be entitled to any payment from the Company relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and Bylaws (or similar organizational documents) are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or similar organizational documents).

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, materially conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) as required pursuant to state securities, takeover and “blue sky” laws, (iv) any filing required under the rules and regulations of NASDAQ, (v) any filings and consents required under the HSR Act, and (vi) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

SECTION 4.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that could or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could or seeks to materially delay or prevent the consummation of any of the Transactions.

SECTION 4.07 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, and was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Brokers. Except for Merrill Lynch & Co., Inc. the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09 Ownership of Company Capital Stock. Neither Parent nor Merger Sub (nor any of their respective Affiliates), is nor at any time during the last three years have any of them been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

SECTION 4.10 Cash Available or Financing Arrangements. Parent shall have cash available or will have Financing Commitments (as defined below) sufficient to pay the aggregate Merger Consideration, aggregate Option Payments and Outstanding Dividends at the Effective Time. To the extent Parent utilizes Financing Commitments:

(a) Parent has delivered to the Company true and correct copies of financing letters with respect to financing of US$540,000,000 (the “Financing Commitments”).

(b) No event (including, without limitation, the failure to pay any and all commitment fees and other fees required by the Financing Commitments) has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments.

(c) Parent does not have any reason to believe that any of the terms of or conditions to the Financing Commitments will not be satisfied on a timely basis or that the full amount of financing contained in the Financing Commitments will not be available to the Parent at the Effective Time.

SECTION 4.11 Solvency; Operation of the Company After the Effective Time. As of the Effective Time, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the payment of the aggregate Merger Consideration, Option Payments and payment of all related fees and expenses, each of the Parent and the Surviving Corporation will be Solvent.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or unless Parent shall otherwise consent (which consent will not be unreasonably withheld or delayed), the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in compliance with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Except as expressly contemplated by any other provision of this Agreement, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior consent of Parent (which consent will not be unreasonably withheld or delayed):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien (other than a Permitted Lien), any properties or other assets of the Company or any Subsidiary, except assets and properties that are not material in the ordinary course of business and in a manner consistent with past practice;

(c) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary, other than (i) the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof and granted under Company Stock Plans as in effect on the date hereof, (ii) issuance by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company) or (iii) the issuance of restricted stock to members of the Board of Directors and management of the Company and its Subsidiaries pursuant to existing Company Stock Plans to the extent such issuances are made in the ordinary course of business and in a manner consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary, (ii) dividends declared and paid pursuant to the Company’s dividend policy and consistent with past practice, and (iii) the Stub Period Dividend;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of the Company or any Subsidiary;

(f) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice that do not exceed $10,000,000 in the aggregate; (ii) repurchase, repay or incur any indebtedness (other than in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except under those facilities listed on Schedule 3.03(c), or in the ordinary course of business and consistent with past practice; (iii) except as contemplated by the Company’s capital expenditures budget for 2007, a copy of which the Company has made available to Parent, authorize, or make any commitment with respect to, any single capital expenditure in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $5,000,000; (iv) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects, other than in connection with the continued development of the projects set forth on Schedule 5.01(f); (v) enter into any material new line of business; or (vi) make material investments in persons other than wholly owned subsidiaries;

(g) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for merit increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary other than in the ordinary course of business and in a manner consistent with past practices; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries (other than in connection with any indemnification obligations of the Company or any Subsidiary); or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement and restricted stock grants may continue in accordance with Section 5.01(c)(iii));

(h) change any of the material accounting policies, practices or procedures (including material Tax accounting policies, practices and procedures) used by the Company and its Subsidiaries as of the date hereof, except as may be required or permitted as a result of a change in applicable Law or in United States generally accepted accounting principles;

(i) settle or dismiss any Action threatened against, relating to or involving the Company and any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the ordinary course of business but not, in any individual case, in excess of $1,000,000 and $5,000,000 in the aggregate, or in a manner that would prohibit or materially restrict in any material respect the operation of the Company or (ii) commence any Action reasonably expected to result in a cost to the Company in excess of $1,000,000;

(j) fail to maintain in full force and effect insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses with comparable coverage to the Company’s insurance policies in effect on the date of this Agreement;

(k) except as set forth on Schedule 5.01(k), enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, any contract or agreement which is or, if applicable, would be, a Material Contract, other than in the ordinary course of business and on terms not materially adverse to the Company and its Subsidiaries taken as a whole and except as required under the terms of a Material Contract;

(l) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Company Stock Options, or (iii) in connection with terminating the Company Stock Options and the Company Stock Plans;

(m) except in connection with the projects listed in Schedules 5.01(f), enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law or in the ordinary course of business;

(n) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than any transaction specifically contemplated by this Agreement);

(o) fail to exercise any rights of renewal with respect to any Material Leased Real Property that by its terms would otherwise expire;

(p) except in connection with the projects listed in Schedules 5.01(f), enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(q) make any material tax election or settle or compromise any material United States federal, state or local income tax liability, except as required by applicable Law; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement; provided that Parent shall have the opportunity to review and comment on the Proxy Statement (and any amendments thereto) before it is filed. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company and Parent shall promptly notify each other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide each other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

SECTION 6.02 Company Stockholders’ Meeting. As promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement, the Company, acting through the Company Board, and in accordance with applicable Law, shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. The Company Board shall (a) recommend to holders of the Shares that they adopt this Agreement, (b) include such recommendation in the Proxy Statement and (c) use its reasonable efforts to solicit and obtain the Stockholder Approval (including, without limitation, if requested by Parent, engaging a proxy solicitation firm), except to the extent the Company Board determines in its reasonable judgment that the making of, or failure to withdraw, qualify or modify such recommendation would violate the fiduciary duties of the Company Board under applicable Law.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent and without undue disruption of normal business activity, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) use commercially reasonable efforts to furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated November 8, 2006 (the “Confidentiality Agreement”), between Carlyle Investment Management, L.L.C. and the Company.

SECTION 6.04 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to obtaining the Shareholder Approval, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if (i) prior to taking such action the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and (ii) such person executes a confidentiality agreement that is not less restrictive of such Person than the Confidentiality Agreement. The parties agree that the press release to be issued pursuant to Section 6.09 upon the execution of this Agreement shall not be deemed to be a solicitation of any Acquisition Proposal or otherwise in violation of this Agreement, and that any inquiries or proposals made as a result of or in connection with such press release shall not be deemed to have been solicited by or on behalf of the Company.

(b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries’ Representatives of the obligations undertaken in this Section 6.04 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(c) Notwithstanding the foregoing, prior to obtaining the Stockholder Approval, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, then the Company Board may approve and recommend such Superior Proposal and, in connection with such

Superior Proposal, withdraw or modify the Company Board Recommendation (a “Change in Board Recommendation”), if the Company Board determines in good faith (after consultation with its outside legal counsel) that the Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal), (ii) withdraw or modify the Company Board Recommendation, (iii) waive any standstill provisions applicable to any third party or (iv) enter into any definitive agreement with any third party with respect to an Acquisition Proposal, unless, in case of clauses (i) or (ii), the requirements of Section 6.04(c) shall have been satisfied.

(e) The Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply, unless the requirements of Section 6.04(c) shall have been satisfied.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or related group other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of more than 20% of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or (2) (A) any direct or indirect acquisition by such person or related group of over 20% of any class of equity securities of the Company or (B) any tender offer, exchange offer, as defined pursuant to the Exchange Act, merger, consolidation, business combination, recapitalization or other similar transaction involving the Company that if consummated would result in such person or related group beneficially owning 20% or more of any class of equity securities of the Company.

(ii) “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal that (1) relates to at least a majority of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (2) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (3) which the Company Board determines is reasonably capable of being consummated; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definitions of Acquisition Proposal shall be deemed to be references to “50%”.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation of the Company and set forth in any indemnification agreement currently in effect between the Company and any officer, director, employee or former officer, former director, or former employee, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries; and provided, that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

(b) After the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation of the Company or any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in such action.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time from an insurer with an insurer financial strength rating by A.M. Best Co. of at least “A”; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of the current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) This Section 6.05 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and, officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Parent or Surviving Corporation assume and honor the obligations set forth in this Section 6.05. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

(e) From and after Closing, Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.

SECTION 6.06 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any material written notice or other written communication (A) from any person (and the written response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives) alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (B) from any Governmental Authority (and the written response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives) in connection with this Agreement or the Transactions, and (C) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC, (ii) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other Transactions not to be satisfied and (iii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied

SECTION 6.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders set forth on Schedule 3.05. Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and comment on advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) and (ii) above, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(b) Merger Sub, the Company and Parent shall use their respective reasonable best efforts to obtain any third party consents required to prevent a Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time from the failure to obtain such consent.

(c) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to fifteen (15) days after the date hereof, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall take all steps necessary to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State

Attorney General or any other Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action, which would otherwise have the effect of preventing or delaying the Closing.

(d) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

SECTION 6.08 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement. If requested by the Company’s Board, Parent shall, and shall cause Merger Sub to, use commercially reasonable efforts to change the structure of the transaction and the Financing to reflect that the Transactions shall be consummated by a tender offer followed by a Merger, including, if the structure is so changed, by executing and delivering an amendment to the Agreement reflecting such changes as may become reasonably necessary to implement such restructuring.

SECTION 6.09 Public Announcements. The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

SECTION 6.10 Employee Benefits. After the Effective Time, Parent shall make or cause the Surviving Corporation to make all payments due under any and all applicable bonus or other agreements between the Company and any of its employees, including, without limitation, all management stability agreements, long-term incentive bonus agreements and incentive bonus agreements. From and after the Effective Time, Parent (a) shall, for a period of one (1) year following the Effective Time, provide the employees of the Surviving Corporation and its Subsidiaries with compensation and benefits substantially comparable in the aggregate to those provided by the Company immediately prior to the Effective Time and shall credit each employee of the Company or any Subsidiary at the Effective Time with the portion of such employee’s service that is recognized as of the Effective Time under the Company’s Plans (including for vacation purposes) for all purposes under Parent’s plans or programs, except for benefit accrual service under any defined benefit pension plan or to the extent that such crediting would result in duplication of benefits, and (b) shall waive any exclusion or limitation with respect to pre-existing conditions under Parent’s group health plan and shall provide that any out-of-pocket health expenses incurred by an employee of the Company or any Subsidiary or his or her covered dependents prior to the Effective Time in the plan year in which the Closing occurs shall be taken into account under Parent’s group health plan for purposes of satisfying applicable deductible coinsurance and maximum covered health benefit claims for services rendered on and after the Effective Time.

SECTION 6.11 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this

Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

SECTION 6.12 Financing.

(a) Notwithstanding any other provision in this Agreement, it is expressly understood and agreed that Parent’s and Merger Sub’s obligations to consummate the Merger on the terms and conditions specified herein are not subject to a financing condition or the results of Parent’s efforts to obtain the full amount of the financing required to effect the Closing and to satisfy their obligations under Article II hereof, including paying and depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Article II hereof. The failure, for any reason, of the Parent and the Merger Sub to have sufficient cash available at the Effective Time to pay the aggregate Merger Consideration, Option Payments, and Outstanding Dividends in accordance with Article II hereof and/or the failure to so pay the aggregate Merger Consideration, Option Payments, and Outstanding Dividends at the Effective Time shall constitute a willful and material breach of this Agreement.

(b) Parent will keep Company reasonably informed of the status of the Financing Commitments and any material developments with respect thereto.

(c) The Company agrees to provide, and to cause its Subsidiaries to provide, Parent and Merger Sub with such cooperation and assistance in connection with the arrangement of the financings contemplated by the Financing Commitments (the “Financings”) as may be reasonably requested by Parent, including (i) participating in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financings, (iii) furnishing Parent and its debt financing sources with financial statements, audit reports, projections and other information regarding the Company and its Subsidiaries and (iv) use reasonable efforts to take any corporate or other actions necessary to permit the consummation of the Financings and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; provided that (A) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financings except to the extent conditioned on the occurrence of the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financings.

(d) Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the financing or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners.

(e) Prior to the Closing, the Company shall deliver to Parent an executed payoff letter that is contingent upon the Closing with respect to the Company’s existing senior credit facilities, including the release of all related guarantees and collateral. The Company shall cooperate with and provide reasonable assistance to Parent prior to the Closing to back or to replace, as necessary, any outstanding letters of credit or surety bonds maintained or provided by the Company or its Subsidiaries effective as of the Effective Time.

SECTION 6.13 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect that makes the Merger illegal or otherwise prohibits consummation of the Merger.

(c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein except for the limitation set forth in Section 3.09(a)) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Material Adverse Effect. No effect, event or change shall have occurred since the date of this Agreement and is continuing which has a Material Adverse Effect.

(e) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate consistent with the requirements of Treasury Regulation Section 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before August 31, 2007; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within thirty (30) days after notice to the Company;

(e) by the Company, if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within thirty (30) days after notice to Parent;

(f) by either Parent or the Company, if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting (as adjourned or rescheduled);

(g) by Parent, if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) recommended or approved any Acquisition Proposal; or

(h) by the Company, if, prior to obtaining the Stockholder Approval, the Company Board determines (after consultation with its advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal and (ii) if

Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors), to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such three (3) business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; and provided, further, that Parent and Merger Sub acknowledge and agree that concurrently with such termination or thereafter the Company may enter into a definitive agreement providing for implementation of such Superior Proposal.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Sections 6.03(b) and 6.09, this Article XIII and Article IX shall survive any such termination); provided, however, that nothing in this Section 8.02 shall relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 8.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

(b) The parties agree that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.01(d), then the Company shall pay Parent the Termination Expenses; or

(ii) by Parent pursuant to Section 8.01(g) (so long as neither Parent nor Merger Sub was in breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) or by the Company pursuant to Section 8.01(h), then the Company shall pay Parent the Termination Expenses and, further, if within 12 months of the Termination Date an Acquisition Proposal is consummated, then the Company will also pay Parent the Break-Up Fee; or

(iii) by the Company pursuant to Section 8.01(e), then Parent shall pay to the Company the Termination Expenses and the Parent Liquidated Damage Amount unless a Material Adverse Effect has occurred and is continuing such that Section 7.02(d) would not be satisfied; or

(iv) by Parent or the Company pursuant to Section 8.01(f), and, at or prior to the date of the Company Stockholders’ Meeting, an Acquisition Proposal shall have been publicly announced, then (A) the Company shall pay to Parent the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Break-Up Fee.

(c) The Break-Up Fee shall be paid to Parent or its designee in immediately available funds within three (3) business days of the occurrence of the event giving rise to the obligation to pay the Break-Up Fee (i.e., the closing of the respective Acquisition Proposal). The Parent Liquidated Damage Amount shall be paid by Parent to Company in immediately available funds within three (3) business days of the occurrence of the event giving rise to the obligation under Section 8.03(b)(iii) (i.e., the termination of this Agreement by the Company pursuant to Section 8.01(e)). The Termination Expenses shall be paid to the appropriate party or its designee in immediately available funds within three (3) business days after receipt from such party of reasonable documentation with respect to such Expenses.

(i) For purposes of this Agreement, “Break-Up Fee” means an amount equal to $13,900,000.

(ii) For purposes of this Agreement, “Parent Liquidated Damage Amount” means an amount equal to $13,900,000.

(iii) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $1,500,000, equal to the reasonably documented Expenses of the appropriate party.

(d) Nature of Fees. The parties agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. The parties further agree that if one party is or becomes obligated to pay a fee pursuant to this Section 8.03, the right to receive such fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. Notwithstanding anything to the contrary contained in this Section 8.03, in the event that the Company shall fail to pay the Break-Up Fee or any Termination Expenses when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Parent or Merger Sub (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid. In the event that Parent shall fail to pay the Parent Liquidated Damage Amount or any Termination Expenses when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Stockholder Approval has been obtained, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto, including any rights arising out of any breach or such representations, warranties, covenants and agreements, shall terminate at the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (ii) this Article IX.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

The Carlyle Group

520 Madison Avenue, 28th floor

New York, NY 10022

Facsimile No: (212) 381-4968

Attention: Barry P. Gold

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue, 47th Floor

New York, New York 10166

Facsimile No: (212) 351-4035

Attention: E. Michael Greaney

if to the Company:

Synagro Technologies, Inc.

1800 Bering Drive, Suite 1000

Houston, Texas 77057

Facsimile No: (713) 369-1751

Attention: Alvin L. Thomas II

with a copy (which shall not constitute notice) to:

Locke Liddell & Sapp LLP

600 Travis Street

3400 JPMorgan Chase Tower

Houston, Texas 77002

Facsimile No: (713) 223-3717

Attention: Michael T. Peters

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

(i) “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

(ii) “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(iii) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(iv) “Company Stock Plans” means stock option plans, restricted stock plans and other agreements to grant options to purchase Company Common Stock or receive shares of restricted stock of the Company, as amended through the date of this Agreement.

(v) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(vi) “Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

(vii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(viii) “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the executive officers and employees of the Company listed on Schedule 9.03(viii).

(ix) “Liens” means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(x) “Material Adverse Effect” means any effect, event, change or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect, event or change arising out of or related to any Excluded Matters, or (ii) prevents or materially delays the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following effects, events, changes or state of facts: (a) general changes in economic conditions which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (b) changes in or events affecting the Company’s industry generally which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (c) a change in the market price or trading volume of the Company Common Stock in and of itself (it being understood that the facts and circumstances giving rise to such decline may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not included in any other subsection of this definition of “Excluded Matters”), (d) any change in the financial or securities markets generally which does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, (e) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes or hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (except to the extent the effect of such change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (f) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement or changes, effects or events resulting from compliance with this Agreement or from the consummation of the transactions contemplated in this Agreement, including the loss or departure of officers or other employees of the Company and any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, (g) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the Securities and Exchange Commission (“SEC”) or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (h) any effect, event or change resulting from a breach of this Agreement by Parent or Merger Sub; (i) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby; (j) any downgrade in the rating of any debt of the Company or its Subsidiaries by any nationally recognized rating agency in and of itself (it being understood that the facts and circumstances giving rise to such downgrade may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts are not included in any other subsection of this definition of “Excluded Matters”) or (k) any effect, event or change resulting from or arising out of any change in any applicable Law that does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to the effect on the other companies in the Company’s industry.

(xi) “Material Leased Real Property” shall mean the real property leased by the Company or any Subsidiary, as tenant or subtenant (as the case may be), together with, to the extent leased by Company or any Subsidiary, all buildings and other structures, facilities or improvements currently located thereon and all fixtures, systems and equipment attached or appurtenant thereto, that (A) is material to the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (B) has an annual rental amount in excess of $500,000 per year or (C) is listed on Schedule 9.03(a)(xi).

(xii) “Material Owned Real Property” shall mean the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, that (A) is material to the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (B) has a fair market value in excess of $500,000 or (C) is listed on Schedule 9.03(a)(xii).

(xiii) “Material Real Property” shall mean, collectively, the Material Owned Real Property and the Material Leased Real Property.

(xiv) “Permitted Lien” means: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business in a manner consistent with past practice that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) Liens disclosed on Schedule 9.03(a)(xiv); (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (viii) Liens of record; (ix) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions with respect to any Material Real Property that, in each case, do not adversely affect in any material respect the current use of the applicable Material Owned Real Property, and zoning, building and other similar codes or restrictions, in each case, that do not adversely affect in any material respect the current use of the Material Real Property; (x) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 or September 30, 2006; or (xi) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material affect on the Company and statutory, common law or contractual liens of landlords.

(xv) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xvi) “properties” means any real property owned or leased by the Company or any Subsidiary (including, without limitation the Material Real Property).

(xvii) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(xviii) “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(xix) “Stub Period Dividend” means a dividend (in addition to regular quarterly dividends) declared by the Company Board after the date of this Agreement and prior to the Effective Time in an amount equal to the then most recent dividend paid by the Company multiplied by a fraction, the numerator of which is the number of days beginning on the date of payment by the Company of such most recent dividend and ending on the Effective Date, and the denominator of which is 90 days.

(xx) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term Location of Definition

Acquisition Proposal	SECTION 6.04(f)(i)
Action	SECTION 3.10
Agreement	PREAMBLE
Antitrust Division	SECTION 6.07(c)
Break-Up Fee	SECTION 8.03(c)(i)
Certificate of Merger	SECTION 1.03
Certificates	SECTION 2.02(b)
Change in Board Recommendation	SECTION 6.04(c)
Closing	SECTION 1.02
Code	SECTION 3.11(b)
Company	PREAMBLE
Company Board	RECITALS
Company Board Recommendation	SECTION 3.19(a)
Company Common Stock	RECITALS
Company Disclosure Documents	SECTION 3.08(a)
Company Schedules	ARTICLE III
Company Stock Option	SECTION 2.04(a)
Company Stockholders’ Meeting	SECTION 6.02
Confidentiality Agreement	SECTION 6.03(b)
Contract	SECTION 3.05(a)
DGCL	RECITALS
Dissenting Shares	SECTION 2.05(a)
Effective Time	SECTION 1.03

Environmental Laws	SECTION 3.16(f)(i)
Environmental Permits	SECTION 3.16(f)(ii)
ERISA	SECTION 3.11(a)
Exchange Fund	SECTION 2.02(a)
Expenses	SECTION 8.03(a)
Financial Statements	SECTION 3.07(b)
Financing Commitments	SECTION 4.10(a)
FTC	SECTION 6.07(c)
GAAP	SECTION 3.07(b)
Governmental Authority	SECTION 3.05(b)
Hazardous Substances	SECTION 3.16(f)(iii)
HSR Act	SECTION 3.05(b)
Indemnified Parties	SECTION 6.05(b)
Intellectual Property	SECTION 3.14(c)
IRS	SECTION 3.11(a)
Law	SECTION 3.05(a)
Licensed Intellectual Property	SECTION 3.14(a)
Management	SECTION 3.16(f)(ii)
Material Contracts	SECTION 3.17(a)
Merger	RECITALS
Merger Consideration	SECTION 2.01(a)
Merger Sub	PREAMBLE
Multiemployer Plan	SECTION 3.11(b)
NASDAQ	SECTION 3.05(b)
Option Payment	SECTION 2.04(b)
Organizational Documents	SECTION 3.02
Outstanding Dividends	SECTION 2.02(a)
Owned Intellectual Property	SECTION 3.14(a)
Parent	PREAMBLE
Paying Agent	SECTION 2.02(a)
Permits	SECTION 3.06
Plans	SECTION 3.11(a)
Preferred Stock	SECTION 3.03(a)
Proxy Statement	SECTION 3.08(a)
Registered Intellectual Property	SECTION 3.14(a)
Release	SECTION 3.16(f)(ii)
Remediation	SECTION 3.16(f)(ii)
Representatives	SECTION 6.03(a)
SEC Reports	SECTION 3.07(a)
Section 262	SECTION 2.05(a)
Securities Act	SECTION 3.07(a)
Shares	SECTION 2.01(a)
Stockholder Approval	SECTION 3.19(c)
Superior Proposal	SECTION 6.04(f)(ii)
Surviving Corporation	SECTION 1.01
Takeover Laws	SECTION 3.19(b)
Tax or Taxes	SECTION 3.15(i)(i)
Tax Returns	SECTION 3.15(i)(ii)
Termination Expenses	SECTION 8.03(c)(ii)
Termination Date	SECTION 8.01
Transactions	SECTION 3.04

(c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties except to the extent any such materials are expressly addressed in such representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder (but not under the Confidentiality Agreement) to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 6.05; (b) after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration specified in Section 2.01; and (c) after the Effective Time, the rights of holders of Company Stock Options to receive the Options Payments specified in Section 2.04.

SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All

Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that any of them is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named court.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYNAGRO TECHNOLOGIES, INC.

By:	/s/ ROBERT C. BOUCHER, JR.
Name:	Robert C. Boucher, Jr.
Title:	Chief Executive Officer

SYNATECH HOLDINGS, INC.

By:	/s/ BARRY P. GOLD
Name:	Barry P. Gold
Title:	Vice President and Secretary

SYNATECH, INC.

By:	/s/ BARRY P. GOLD
Name:	Barry P. Gold
Title:	Vice President and Secretary

Exhibit B

GUARANTEE

OF

CARLYLE INFRASTRUCTURE PARTNERS, L.P.

GUARANTEE, dated as of January 28, 2007 (this “Guarantee”), by Carlyle Infrastructure Partners, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Synagro Technologies, Inc., a Delaware corporation (the “Company”).

1. GUARANTEE. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of January 28, 2007 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Synatech Holdings, Inc., a Delaware corporation (“Parent”), and Synatech, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the Guarantor as primary obligor and not as surety, absolutely, unconditionally and irrevocably guarantees to the Company, the due and punctual observance, payment, performance and discharge of the obligation of Parent and Merger Sub to pay (a) the Termination Expenses and (b) the Parent Liquidated Damage Amount, pursuant to Section 8.03 of the Merger Agreement (as such terms are defined in the Merger Agreement) to the Company (the “Obligations”); provided that notwithstanding anything to the contrary set forth herein, the maximum amount payable by the Guarantor under this Guarantee shall not exceed $13.9 million plus any amount payable pursuant to Section 11 of this Guarantee (the “Cap”), it being understood that this Guarantee may not be enforced without giving effect to the Cap.

2. NATURE OF GUARANTEE. The Company shall not be obligated to seek payment of the Obligations from Parent or Merger Sub or to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to seek such payment or to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility. The Guarantor reserves the right to assert any defenses which Parent or Merger Sub may have to payment of any Obligations that arise under the terms of the Merger Agreement.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub or any such other Person without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations; (c) the addition, substitution or release of any other entity or person liable with respect to any of the Obligations; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub or any other entity or person liable with respect to any of the Obligations; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly WAIVES any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor WAIVES promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and

Merger Sub in accordance with Section 9.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other entity or other person liable with respect to any of the Obligations, and all suretyship defenses generally (other than fraud by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to Parent or Merger Sub under the terms of the Merger Agreement or breach by the Company of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of their obligations with respect to the Parent Liquidated Damage Amount or the Termination Expenses pursuant to the terms of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Guarantee but only to the same extent.

The Guarantor hereby unconditionally and irrevocably WAIVES, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and any amounts payable pursuant to Section 11 of this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any amounts payable pursuant to Section 11 of this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable pursuant to Section 11 of this Guarantee thereafter arising.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile or electronic transmission, when transmitted and receipt is confirmed. All notices to the Guarantor hereunder shall be delivered as set forth below:

Attention:	Barry P. Gold
Address:	Carlyle Infrastructure Partners, L.P. c/o The Carlyle Group 520 Madison Avenue New York, NY 10022
Facsimile No.:	(212) 381-4968

with a copy to:

Attention:	E. Michael Greaney
Address:	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Facsimile No.:	(212) 351-4035

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement. All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8. CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or the Guarantor by such first anniversary and (iii) the Obligations are fully and finally satisfied. Upon the termination date referenced in the preceding sentence, the Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee. Notwithstanding the foregoing, in the event that the Company or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against any Affiliate (as hereinafter defined) or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor, Guarantor, Parent or Merger Sub, with respect to the transactions contemplated by the Merger Agreement, then (i) the obligations of the Guarantor under this

Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any of its Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guarantee.

9. NO RECOURSE.

(a) The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimus amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) members, managers, general or limited partners of the Guarantor, Parent or Merger Sub or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, (other than Parent or Merger Sub in connection with a suit for declaratory relief as aforesaid) of any of the foregoing (collectively, but not including Guarantor, Parent or Merger Sub, each an “Affiliate”), or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than its right to recover from Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Guarantor, Parent or Merger Sub, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliate, Guarantor, Parent or Merger Sub (including a claim to enforce the commitment letter dated as of the date hereof from the Guarantor to Parent) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against an Affiliate or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein) and other than its right to recover from Parent or Merger Sub in connection with a suit for declaratory relief in connection with obtaining payment hereunder from Guarantor, Guarantor, Parent or Merger Sub.

(b) Recourse against the Guarantor under this Guarantee (including a suit against Parent or Merger Sub for declaratory relief in connection with obtaining payment hereunder from Guarantor) shall be the sole and exclusive remedy of the Company against the Guarantor and any of its Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating thereto or hereto. Nothing set forth in this Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guarantor and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and the Guarantor as expressly set forth herein.

(c) For all purposes of this Guarantee, a person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.

(d) The Company acknowledges that the Guarantor is agreeing to enter into this Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Guarantee.

10. GOVERNING LAW. This Guarantee shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the United States of America located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the State of Delaware for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11. EXPENSES OF ENFORCEMENT. The Guarantor agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Company’s counsel) incurred by the Company in connection with the enforcement of the rights of the Company hereunder; provided, that the Guarantor shall not be liable for expenses of the Company under this Section 11 if it is finally determined by a court of competent jurisdiction that no payment under this Guarantee is due provided, further, that the obligation of the Guarantor under this Section 11 shall not exceed $200,000. The Company agrees to pay all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of the Guarantor’s counsel) incurred by the Guarantor in connection with the defense and enforcement of the rights of the Guarantor hereunder; provided, that the Company shall not be liable for any expenses of the Guarantor under this Section 11 if it is finally determined by a court of competent jurisdiction that any payment under this Guarantee is due, and provided, further, that the obligation of the Company hereunder shall not exceed $200,000.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

13. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CARLYLE INFRASTRUCTURE PARTNERS, L.P.

By:	CARLYLE INFRASTRUCTURE GENERAL PARTNER, L.P., its general partner

By:	TC GROUP INFRASTRUCTURE, L.L.C., its general partner

By:	TC GROUP, L.L.C., its sole member

By:	TCG HOLDINGS, L.L.C., its managing member

By:	/s/ JEFFERY W. FERGUSON
Name:	Jeffery W. Ferguson
Title:	Managing Director

Accepted and Agreed to:

SYNAGRO TECHNOLOGIES, INC.

By:	/s/ ROBERT C. BOUCHER, JR.
Name:	Robert C. Boucher, Jr.
Title:	Chief Executive Officer

Exhibit C

January 28, 2007

Board of Directors

Synagro Technologies Inc.

1800 Bering Drive

Suite 1000

Houston, TX 77057

Members of the Board:

We understand that Synagro Technologies Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Synatech Holdings, Inc. (“Parent”) and Synatech, Inc., a wholly owned subsidiary of Parent (the “Merger Sub”), pursuant to which, among other things, (i) the Merger Sub will merge with and into the Company with the Company surviving the merger and (ii) upon the effectiveness of the merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive $5.76 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in a draft of the Agreement and Plan of Merger dated as of January 28, 2007, among the Company, Parent and the Merger Sub (the “Draft Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Draft Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from January 23, 2004 to January 26, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (7) the results of our efforts to solicit indications of interest from third parties with respect to a purchase of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, we have assumed that the final terms of the Proposed Transaction will be substantially as set forth in the Draft Agreement that we reviewed and analyzed for purposes of delivery of our opinion. In arriving at our opinion, we have conducted only a limited physical

C-1

inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In addition, the Company has requested and we are providing a commitment for the funds necessary to finance the Proposed Transaction and we will receive customary fees in connection therewith. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

C-2

Exhibit D

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4